Exhibit 10.2

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

REDFIELD ENERGY, LLC

A South Dakota Limited Liability Company

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

(Contains Restrictions on

Transfer of Interests)

Dated Effective June 13, 2011

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

REDFIELD ENERGY, LLC

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

REDFIELD ENERGY, LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) is hereby adopted and entered into effective as of the 13th day of June, 2011, by the Members (as defined below), pursuant to the provisions of the Act (as defined below), on the terms and conditions set forth herein.

WHEREAS, the Company was formed on July 14, 2005 pursuant to an Operating Agreement dated as of September 9, 2005 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated as of January 29, 2009 (the “Existing Agreement”); and

WHEREAS, the Company now desires to amend and restate the Existing Agreement, effective as of the date hereof, in order to set forth the relative rights and preferences, including but not limited to the voting powers, relative economic and other rights, preferences and limitations of the Class G Units (as defined below), the authorization of which has been approved by the Board (as defined below) and the Members, voting separately by class, for issuance to Gevo Development LLC, a Delaware limited liability company (“Gevo”) pursuant to the terms and conditions of that certain Isobutanol Joint Venture Agreement, by and between the Company and Gevo to be executed and delivered simultaneously with the execution and delivery of this Agreement (the “Joint Venture Agreement”).

SECTION 1

THE LIMITED LIABILITY COMPANY

1.1 Formation.

The organizer has caused the Company to be formed as a South Dakota limited liability company pursuant to the provisions of the Act and upon the terms and conditions of this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement, to the extent permitted by the Act, shall control.

1.2 Name.

The name of the Company shall be Redfield Energy, LLC, and all business of the Company shall be conducted in such name. The name of the Company may be changed from time to time in accordance with the Act.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

1.3 Purpose; Powers.

(a) The business and purposes of the Company are to develop, construct, own and operate an ethanol plant(s) and other bio-energy facilities and conduct related activities, to engage in any other business and investment activity in which a South Dakota limited liability company organized under the Act may lawfully be engaged, and to conduct any and all activities related or incidental thereto.

(b) The Company shall possess and may exercise all the powers and privileges granted to the Company by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including without limitation such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company, subject to any limitations provided in the Articles or in this Agreement.

1.4 Principal Place of Business.

The principal office of the Company shall be 38650 171st Street, P.O. Box 111, Redfield, South Dakota 57469, or at such other place(s) within or without the State of South Dakota as the Board may determine. The records required by the Act shall be maintained at the Company’s principal office.

1.5 Term.

The term of the Company began on the date the Articles of Organization were filed in the office of the Secretary of State of the State of South Dakota, and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in Section 12 of this Agreement.

1.6 Filings; Agent for Service of Process.

(a) The organizer has caused the Articles to be filed in the office of the Secretary of State of the State of South Dakota, in accordance with the provisions of the Act. The Company shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of South Dakota. The Board shall cause amendments to be filed whenever required by the Act.

(b) The Board shall cause the Company to make such filings and take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c) The name and address of the agent for service of process on the Company in the State of South Dakota shall be as set forth in the Articles, or such other person or place as determined by the Board.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(d) In connection with the dissolution and completion of the winding up of the Company, the Board shall cause to be executed and filed a notice of dissolution and articles of termination whenever required by the Act, and make similar filings under the laws of any other jurisdictions in which the Board deems such filings necessary or advisable.

1.7 Title to Property.

All Property owned by the Company shall be owned by the Company as an entity and no Unit Holder or Manager shall have any ownership interest in such Property in its individual name. Each Unit Holder’s interest in the Company shall be personal property for all purposes. The Company shall hold title to all of its Property in the name of the Company and not in the name of any Unit Holder or Manager.

1.8 Payments of Individual Obligations.

The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Unit Holder or Manager.

1.9 Independent Activities.

(a) Each Manager shall be required to devote only such time to the affairs of the Company as may be necessary to manage the business and affairs of the Company in accordance with Section 5, and shall be free to serve any other Person or enterprise in any capacity that the Manager may deem appropriate in his or her discretion.

(b) Neither this Agreement nor any activity undertaken pursuant hereto shall (i) prevent any Unit Holder, Manager, Managing Member or their Affiliates, acting on their own behalf, from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Unit Holder or Manager, or (ii) require any Unit Holder, Manager or Managing Member to permit the Company or any other Unit Holder, Manager, the Managing Member or their Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

1.10 Member Authority.

Each Member represents and warrants to the Company and to the other Members that:

(a) the Member, if not an individual, is duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified and in good standing as a foreign organization in the jurisdiction of its principal place of business if not organized therein;

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(b) the Member has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary or appropriate for the due authorization, execution, delivery and performance of this Agreement by the Member have been taken;

(c) the Member has duly executed and delivered this Agreement; and

(d) the Member’s authorization, execution, delivery and performance of this Agreement does not conflict with any other agreement or arrangement to which the Member is a party or by which it is bound.

1.11 Access to and Confidentiality of Information.

(a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which the Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated, which conditions include but are not limited to such reasonable standards governing what information and documents are to be furnished at what time and location and at whose expense as may be set forth herein or otherwise established by the Board. However, without limiting the foregoing, the Members agree that except as otherwise provided by law, the Board may from time to time determine, due to contractual obligations, business concerns or other considerations, that certain information regarding the business, affairs, properties, and financial condition of the Company should be kept confidential and not provided to some or all of the Members or that it is not just or reasonable for some or all of the Members or their assignees or representatives to examine or copy any such information.

(b) Each Member acknowledges that from time to time the Member may receive information from or regarding the Company in the nature of trade secrets or that is otherwise confidential, the release of which may be damaging to the Company or Persons with whom it does business. Each Member agrees to hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if such information is provided in writing, is so marked) and may not disclose such information to any Person, except for disclosures (i) to another Member having the right to such information, (ii) compelled by law, provided the Member must promptly notify the Board of any request or demand for such information, to the extent reasonably possible, (iii) to advisors or representatives of the Member, or to Persons (and their advisors or representatives) seeking to acquire all or any portion of the Member’s Interest through a Transfer in accordance with this Agreement, but only if in each case such Person has agreed to be bound by the provisions of this section, or (iv) of information that the Member has also received from a source independent of the Company that the Member reasonably believes has the legal right to disclose such information to the Member. Each Member acknowledges that a breach of the provisions of this section may cause the Company irreparable harm and injury for which monetary damages are inadequate or difficult to calculate or both. Accordingly, each Member specifically agrees that the Company shall be entitled to

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

injunctive relief to enforce the provisions of this section, that such relief may be granted without the necessity of proving actual damages, and that such injunctive or equitable relief shall be in addition to, not in lieu of, the right to recover monetary damages for any breach of this section by the Member. The obligations referred to in this section shall survive the termination of a Member’s membership in the Company.

1.12 Limited Liability.

Except as otherwise expressly provided by the Act, this Agreement or agreed to under another written agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Unit Holder, Manager or Managing Member of the Company shall be obligated personally for any such debt, obligation or liability of the Company or any debt, obligation or liability of any other Unit Holder or Manager of the Company, solely by reason of being a Unit Holder, Member or Managing Member or acting as a Manager or Managing Member of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on any Unit Holder, Manager or Managing Member for any debt, obligation or liability of the Company.

1.13 Definitions.

Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means Chapter 47-34a of South Dakota Statutes, as amended from time to time (or any corresponding provision or provisions of any succeeding law).

“Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii) Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” of, or a Person “Affiliated” with, means, with respect to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person, (ii) any officer, director, manager, general partner, or trustee of the specified Person or, (iii) any Person who is an officer, director, manager, general partner, or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the term “control” (including the terms “controlling,”

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

“controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Second Amended and Restated Operating Agreement, as amended, modified or supplemented from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Articles” means the Articles of Organization filed with the Secretary of State of the State of South Dakota pursuant to the Act for the purpose of forming the Company, as amended, modified or supplemented from time to time.

“Assignee” means a transferee of Units who is not admitted as a substituted Member pursuant to Section 10.7.

“Board” means collectively the persons who are named as Managers of the Company in or designated or elected as Managers pursuant to this Agreement. “Manager” or “Managers” means any such person or persons.

“Capital Account” means the capital account maintained for each Unit Holder in accordance with Section 2.4.

“Capital Contributions” means a contribution made to the Company with respect to any Unit in a form allowed as valid consideration for Units under the Act. With respect to any Unit Holder, the amount of any Capital Contribution shall be the sum of the money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Units in the Company held or purchased by such Unit Holder, plus in the case of services rendered to the Company as consideration for Units, the amount, if any, determined by the Board of Managers or otherwise specified in this Agreement.

“Class A Member” means any Person who is described in and who meets the qualifications, requirements and conditions established by or pursuant to this Agreement (including without limitation Sections 2.2, 6.1 and 6.2(a) hereof) to owning Class A Units and to being a Class A Member and who has not ceased to be a Class A Member pursuant to the terms of this Agreement. “Class A Members” means all such Class A Members.

“Class A Units” means all Units that are designated as such pursuant to Section 2.2.

“Class B Member” means any Person who is described in and who meets the qualifications, requirements and conditions established by or pursuant to this Agreement to owning Class B Units and to being a Class B Member and who has not ceased to be a Class B Member pursuant to the terms of this Agreement. “Class B Members” means all such Class B Members.

“Class B Units” means all Units that are designated as such pursuant to Section 2.2.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

“Class C Member” means any Person who is described in and who meets the qualifications, requirements and conditions established by or pursuant to this Agreement to own Class C Preferred Units and to being a Class C Member and who has not ceased to be a Class C Member pursuant to the terms of this Agreement. “Class C Members” means all such Class C Members.

“Class C Preferred Units” means all Units that are designated such pursuant to Section 2.2.

“Class G Member” means any Person who is described in and who meets the qualifications, requirements and conditions established by or pursuant to this Agreement to own Class G Units and to be a Class G Member and who has not ceased to be a Class G Member pursuant to the terms of this Agreement. “Class G Members” means all such Class G Members.

“Class G Units” means all Units that are designated as such pursuant to Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means the limited liability company formed pursuant to this Agreement and the Articles and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Contemplated Transactions” means the transactions contemplated by the Joint Venture Agreement and each of the Related Agreements.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“CSP” has the meaning set forth in Section 4.3(b)(i) hereof.

“Debt” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) above; provided that Debt shall not include obligations in respect of any

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Dissolution Event” has the meaning set forth in Section 12.1 hereof.

“Effective Date” means September 9, 2005.

“Facility” means the Company’s ethanol production facility located near Redfield, South Dakota.

“Facility EPC Contract” means an Engineering, Procurement and Construction Agreement specifying the materials required to complete the Retrofit and the estimated timing of the Retrofit, including estimated construction and start-up deadlines.

“Facility Improvements” means new tangible assets and improvements to existing tangible assets which Gevo deems necessary to ensure that the Facility performs at full ethanol production capacity, together with all tangible assets related to the Retrofit.

“Facility Payments” means […***…]

“Facility Profits” means […***…]

*Confidential Treatment Requested

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

[…***…] In the event that this calculation yields net losses, such losses shall be the “Facility Losses.”

“Financial Closing” means when the Board determines, in its sole discretion, that the Company has closed on the debt and equity financing necessary to construct the Company’s proposed ethanol plant and provide a reasonable amount of working capital (as determined by the Board) at plant start-up.

“Fiscal Year” means, subject to a change in Fiscal Year pursuant to Section 8.1(b), the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations, Section 1.441-1 or Section 1.441-2 and the Regulations under Section 706 of the Code or, if the context requires, any portion of a fiscal year for which an allocation of Profits, Losses or other allocation items or a Distribution is to be made; provided that the Board may designate a different fiscal year for GAAP reporting purposes but that designation shall not affect the taxable year of the Company or the provisions of this Agreement relating to Capital Accounts, allocations of Profits, Losses or other allocation items, or Distributions.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Gevo” has the meaning set forth in the Recitals.

“Gevo Competitor” means any Person that is engaged, directly or indirectly (through Affiliates, joint ventures or otherwise), in the research, development, production or commercialization of (i) isobutanol or the plastics, fibers, rubber, other polymers and hydrocarbon fuels that can produced from isobutanol, (ii) gasoline blendstocks or (iii) other cellulosic biofuels, including, without limitation, the Persons listed on Schedule B to the Joint Venture Agreement.

“Gevo Economic Period” has the meaning set forth in Section 4.3(b)(iv) hereof.

“Gevo Percentage Interest” means the percentage interest held by Gevo at a given time as computed in accordance with Section 4 of this Agreement and as may be listed on Schedule B hereto from time to time. The sum of the Gevo Percentage Interest and the Redfield Percentage Interest shall at all times be one hundred percent (100%).

“GLE Consulting and Management Agreement” means the Consulting and Management Agreement dated August 11, 2005 by and between Glacial Lakes Energy, LLC and Redfield Energy, LLC, as amended, under which Glacial Lakes Energy, LLC will provide the Company construction consulting and operating management services.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(iii) The initial Gross Asset Value of any asset contributed by a Unit Holder to the Company shall be the gross fair market value of such asset, as determined by the Board;

*Confidential Treatment Requested

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(iv) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as determined by the Board as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Unit Holder in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Unit Holder of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) such other times as the Regulations may permit; provided that an adjustment described in clauses (A), (B) or (D) of this subparagraph shall be made only if the Board determines that such adjustment is necessary to reflect the relative economic interests of the Unit Holders in the Company and further provided that the adjustment described in clause (A) of this subparagraph shall not be made to reflect the issuance of additional Units prior to or upon Financial Closing.

(v) The Gross Asset Value of any item of Company assets distributed to any Unit Holder shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board; and

(vi) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.1(c)(vii) or Section 3.3(c)(vii) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Interest” means, collectively, a Unit Holder’s share of the “Profits” and “Losses” of the Company, a Unit Holder’s right to receive distributions of the Company’s assets, and, with respect to a Member, any right of the Member to vote on or participate in the management of the Company and to receive information concerning the business and affairs of the Company as provided for in this Agreement. An Interest is quantified by the unit of measurement referred to herein as “Units” (as defined below).

“Isobutanol Minimum Commercial Level” means […***…] gallons of Qualifying Isobutanol per 24-hour period multiplied by the number of 24-hour periods in the respective Testing Period.

“Issuance Items” has the meaning set forth in Section 3.1(c)(viii) hereof.

“Joint Venture Agreement” has the meaning set forth in the Recitals.

*Confidential Treatment Requested

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, Facility, component parts or improvements currently or hereafter located thereon, and all easements, servitudes, rights of use, and licenses, and rights and appurtenances relating to the foregoing.

“Liquidation Period” has the meaning set forth in Section 12.7 hereof. “Liquidator” has the meaning set forth in Section 12.9(a) hereof.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“Majority in Interest” of the Members or any specified class or classes thereof means Members holding more than fifty percent (50%) of the Units then held by all Members, or of the Units of the specified class or classes of Units then held by all Members.

“Managing Member” has the meaning set forth in Section 5.1(b) hereof.

“Maximum Economic Interest” means […***…].

“Member” means any Person who is described in and meets the membership requirements established in Sections 6.1 and 6.2(a) hereof and who has not ceased to be a Member pursuant to the terms of this Agreement, and includes each class of Member including a Class A Member, Class B Member, Class C Member and Class G Member except where this Agreement expressly distinguishes a particular class of Member. “Members” means all such Persons.

“Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, obligations and liabilities, capital improvements, replacements, and contingencies, all as reasonably determined by the Board. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Owned Real Property” means the real or immovable property in which the Company has fee title (or equivalent) interest, together with all buildings and other structures, Facility, component parts or improvements currently or hereafter located thereon, and all easements, servitudes, rights of use, and licenses, and rights and appurtenances relating to the foregoing.

“Performance Level” has the meaning set forth in Section 4.3(b)(iii) hereof.

*Confidential Treatment Requested

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

“Performance Testing Phase” means the period, which shall begin on a date that is mutually agreed upon by the Company and Gevo, following the completion of the Retrofit Phase (but in no event more than seven calendar days after the completion of the Retrofit Phase) during which the isobutanol production capabilities of the Facility will be tested during one or more Testing Periods, it being understood that the Performance Testing Phase shall not begin until […***…]

“Permitted Transfer” has the meaning set forth in Section 10.2 hereof.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(vii) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(viii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ix) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(x) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(xi) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

*Confidential Treatment Requested

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(xii) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(xiii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.1(c), Section 3.1(d), Section 3.3(c), and Section 3.3(d) hereof, the amount, if any, included in the Company’s taxable income pursuant to Section 87 of the Code (the income add-back in the amount of the small ethanol producer credit) and the partner level deduction pursuant to Section 199 of the Code (relating to domestic production activities) shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 3.1(c), Section 3.1(d), Section 3.3(c), and Section 3.3(d) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Qualifying Isobutanol” means isobutanol that meets certain specifications, to be set forth in the CSP.

“Real Property” shall mean the Leased Real Property and the Owned Real Property, collectively.

“Redfield Percentage Interest” means 100% less the Gevo Percentage Interest. The sum of the Redfield Percentage Interest and the Gevo Percentage Interest shall at all times be one hundred percent (100%).

“Redfield Parties” means the existing Members as of the date of this Agreement, excluding Gevo.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 3.1(d) hereof.

“Retrofit” has the meaning set forth in Section 4.3(a) hereof.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

“Retrofit Costs” means the costs of the Retrofit, including all costs and fees related to design and engineering services, the procurement of equipment, construction, permitting, biocatalyst development, Facility Improvements, Facility Payments (it being understood that during the Retrofit Phase, Facility Payments will be made solely to the extent incurred pursuant to Section 2.1(a)(ii) of the Joint Venture Agreement) and all of Gevo’s expenses which are directly allocable to the Retrofit.

“Retrofit Phase” means the period beginning on the earlier of the commencement of any activities related to the Retrofit and the date set forth in the notice provided by Gevo pursuant to Section 2.1 of the Joint Venture Agreement and ending on the later of (i) the day that the Retrofit is deemed “substantially complete” under the Facility EPC Contract or (ii) the day that all of the conditions precedent to the commencement of the Performance Testing Phase set forth in section 2.1(b)(i) of the Joint Venture Agreement have been satisfied.

“Related Agreements” means this Agreement and the Marketing Agreement, the License Agreement, the Guaranty and the Joint Retrofit Construction Agreement to be entered into by and among the Company, Gevo and/or Affiliates of Gevo, as applicable, pursuant to the terms of the Joint Venture Agreement, collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them or any of the Contemplated Transactions.

“Securities Act” means the Securities Act of 1933, as amended.

“Syndication Expenses” means all expenditures classified as syndication expenses pursuant to Section 1.709-2(b) of the Regulations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the governing body of such entity.

“Testing Period” has the meaning set forth in Section 4.3(b)(i) hereof.

“Tie-in Period” means any period of time during the Retrofit Phase in which ethanol production at the Facility is temporarily suspended to allow installation and tie-in of the Retrofit assets, other than regularly scheduled shutdowns.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether by operation of law (e.g., pursuant to a merger) or otherwise, and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

“Unit” means the unit of measurement into which an Interest is divided for purposes of those provisions of this Agreement that require quantification of the rights, preferences and

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

obligations represented by an Interest, as authorized and designated in Section 2.2 and issued pursuant to Section 2.3 hereof, and includes each class of Unit and each Unit within a class except where this Agreement expressly distinguishes a particular class of Unit or particular Units within a class.

“Unit Holder” means a Person who owns Units, regardless of whether such Person is a Member. “Unit Holders” means all Unit Holders. Unit Holders may be designated with respect to specific types or classes of Units held.

“Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Working Capital Requirement” means $8,000,000 of working capital (excluding spare parts inventory and short-term debt) or, if greater, the minimum working capital under any Company loan agreement.

SECTION 2

CAPITAL AND INTERESTS

2.1 Members.

The Members of the Company are those Persons described in Section 6.1 and Section 6.2 hereof, who have not ceased to be Members.

2.2 Authorized Units; Designation of Units.

(a) The Company is authorized to issue up to 55,000,000 Units, which shall remain undesignated as to class or series until issued by the Board in accordance with or as authorized pursuant to this Agreement, or except as otherwise provided herein. Authorized Units shall be issued only in accordance with Section 2.3.

(b) The Company is authorized to issue Class A Units, Class B Units, Class C Preferred Units and, such additional class or series as may be authorized pursuant to Section 2.2(g) of this Agreement, and the Board shall designate Units upon issuance as either Class A Units, Class B Units or Class C Preferred Units, or if applicable, such additional class or series as may be so authorized. The relative rights, preferences and limitations of the Class A Units, Class B Units and the Class C Preferred Units are established herein. In general, the Class A Units, Class B Units and Class C Preferred Units shall participate in the growth and appreciation in value of the Company as well as the risk of a decline in the value of the Company. Except as

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

otherwise provided in this Section 2.2, the allocations in Sections 3.3, 3.4 and 3.5, those provisions of this Agreement relating to the financial rights and obligations of the Class B Units issued pursuant to Section 2.3(f), and such more specific provisions as may be incorporated in Units issued pursuant to the exercise of rights, warrants, and options granted under Section 2.2(i) of this Agreement, the rights and preferences of holders of Class A Units, Class B Units and Class C Preferred Units are equal. Any subdivision or combination of outstanding Units, or declaration of a distribution payable in Units, shall be effected equally as to Class A Units, Class B Units and Class C Preferred Units.

(c) Only persons involved in production agriculture may hold Class A Units. For purposes of this Agreement, “persons involved in production agriculture” means producers (grain or livestock), associations of producers, elevators and other persons who provide goods or services to producers and/or associations of producers (whether such goods or services are provided, and whether such person is organized, on a cooperative basis or on an investor basis), and persons who market corn through the Company under a uniform marketing and delivery agreement, as determined by the Board. On a prospective basis, the Board may establish additional qualifications, requirements or conditions to holding Class A Units.

(d) Each person who holds Class A Units must also enter into and abide by the terms and conditions of a uniform marketing and delivery agreement with the Company requiring the annual delivery of one bushel of corn to the Company for each Class A Unit held (the “committed bushels”). If the Company subdivides or combines its outstanding Class A Units or declares a distribution payable in its Class A Units, the annual delivery requirement of one bushel of corn for each Class A Unit shall be proportionately increased, in the case of combination, or decreased, in the case of a subdivision or distribution. The Company has the authority to establish, or contract with a third-party to establish, standardized procedures for Class A Members who wish to meet their delivery obligations through open-market purchases or other efficiency-seeking procurement methods and procedures, and to charge Class A Members who utilize such pool purchasing programs to meet their delivery obligations a reasonable administrative or “pool” fee for such use.

(e) The Company shall pay the following per bushel freight allowance to holders of Class A Units on actual deliveries of committed bushels under the uniform marketing and delivery agreement with the Company:

[…***…]

*Confidential Treatment Requested

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

All mileages will be determined by the Board from the point of origination of the committed bushels delivered by the holder of the Class A Units. The determination of the Board is final. Freight allowances will not be paid on committed bushels delivered pursuant to a pool purchasing program established by the Company. Freight allowances on committed bushels may not be increased without the approval of a Majority in Interest of the Class B Members, the Class C Preferred Members, and any other class of Member (excluding the Class A Members), voting separately by class. Freight allowances on committed bushels may not be decreased without the approval of a Majority in Interest of the Class A Members.

(f) Additionally, holders of 50,000 or more Class A Units that were originally purchased in the Company’s initial public offering of Class A and Class B Units in September 2005 (a “commercial level block”) are entitled to be paid a […***…] per bushel volume incentive premium on all committed bushels for such commercial level block of Class A Units. The Company will pay the […***…] per bushel volume incentive premium on all committed bushels under the uniform marketing and delivery agreement in respect of such commercial level blocks, whether such committed bushels are actually delivered or delivered pursuant to a uniform pool delivery system established by the Company.

(i) The […***…] per bushel premium will be paid only on commercial level blocks purchased in the Company’s initial public offering of Class A and Class B Units in September 2005. Holders of Class A Units may not purchase additional Class A Units subsequent to the Company’s initial public offering in September 2005 to add to a commercial level block purchased in the initial public offering or to achieve commercial level block status on Units purchased in the initial public offering. The maximum number of Class A Units purchased as part of commercial level blocks in the Company’s initial public offering and the corresponding number of committed bushels eligible for volume incentive premium will be established at the close of the Company’s initial public offering of Units commenced in September 2005.

(ii) A commercial level block of Class A Units that is eligible for the volume incentive premium may be transferred, but only in 50,000 Class A Units or more increments. Commercial level blocks may not be split into less than 50,000 Class A Unit increments and retain the volume incentive premium. If one person holds two or more commercial level blocks of Class A Units that are eligible for the volume incentive premium, then such person may transfer one or more commercial level blocks of 50,000 or more Class A Units (and such transferee(s) will acquire the volume incentive premium payable on the committed bushels in respect of such commercial level block(s)), and retain one (or more) commercial level block(s) and the volume incentive premium payable on the committed bushels in respect of the retained commercial level block(s).

(iii) The […***…] per bushel volume incentive premium provided for in this Section 2.2(f) of this Agreement may not be decreased or otherwise modified or amended without the consent of all Class A Members who own commercial level blocks of Class A Units, and may not be increased.

*Confidential Treatment Requested

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(g) Authority is hereby vested in the Board of Managers, upon the consent or approval of a Majority in interest of the Members voting separately by class, to establish and authorize one or more than one additional classes or series of Units, to set forth the designation and number of authorized Units of any such additional class or series, to fix the relative rights and preferences of any such additional class or series, including but not limited to the voting powers, full or limited or none, and relative economic and other rights, preferences and/or limitations thereof, any or all of which rights and preferences may be senior or superior to, on par with, or junior to those of the authorized Class A and Class B or any other such additional class or series.

(h) When the Company desires to issue any Units of any class or series which shall not previously have been so authorized and designated, any and all rights and preferences of such additional class or series as established by the Board of Managers upon the consent or approval of a Majority in Interest of the Members voting separately by class shall be set forth in an exhibit that shall be attached hereto and made a part hereof. When the rights and preferences if any of any such additional class or series have been established by the Board of Managers and set forth in an exhibit hereto, the setting forth of such rights and preferences shall have the effect of amending the applicable provisions of this Agreement and such rights and preferences may thereafter only be amended pursuant to the applicable provisions of this Agreement.

(i) The Board of Managers shall have the authority and power to establish, authorize the issuance of, and grant rights, warrants, and options entitling the holders thereof to purchase from the Company Units of any class or series authorized hereunder, or bonds, notes, debentures, or other obligations convertible into Units of any class or series authorized hereunder, subject to all qualifications, requirements or conditions of holding such class or series established by or pursuant to this Agreement.

2.3 Capital Contributions; Issuance of Units

(a) Each Unit issued and outstanding as of the Effective Date is hereby automatically converted into, designated, and shall hereafter be deemed to be and shall be, a Class B Unit.

(b) No Member shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than the unpaid portion of such Member’s written agreement to make Capital Contributions, and no Units shall be subject to any mandatory assessment, requests or demands for capital.

(c) Units may only be issued in consideration of Capital Contributions. The Board may accept Capital Contributions from Members or persons seeking to become Members, may authorize the Company to enter into a written subscription agreement with such Member or persons seeking to become Members to make Capital Contributions for the purchase of Units, and may cause the Company to designate and issue additional Units to such persons in consideration of Capital Contributions to the Company. Capital Contributions and the designation and issuance of additional Units shall be made at such times and upon such terms

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

and conditions as are authorized by this Agreement and as the Board and the person acquiring the Units may agree.

(d) Upon acceptance of Capital Contributions and the issuance of additional Units, the Board shall cause the books and records of the Company to be adjusted appropriately.

(e) The Members shall have no preemptive rights to make Capital Contributions.

(f) In addition to any Units it purchases, Glacial Lakes Energy, LLC shall be issued additional Units as follows:

(i) [reserved].

(ii) Immediately after Financial Closing, that number of Class B Units as will represent five percent (5%) of the total Units outstanding after their issuance.

(iii) The Units issued pursuant to subparagraph (ii) are in consideration of management and administrative services rendered and to be rendered to the Company in accordance with the GLE Consulting and Management Agreement; provided, however, that neither the issuance of such Units nor such Units when issued are subject to forfeiture for any reason including termination of the GLE Consulting and Management Agreement. No Capital Contribution will be credited to the Capital Account of Glacial Lakes Energy, LLC with respect to the issuance of said Units, and Glacial Lakes Energy, LLC shall be a Member with respect to such Units from and after their issuance.

(g) The Units issued to Glacial Lakes Energy, LLC pursuant to Section 2.3(f) and, to the extent of the special allocation to them in Section 3.1(c)(x), the Units that are issued in the Seed Capital Round and the Units issued upon exercise of Board Options, are intended to be substantially vested profits interests for federal income tax purposes within the meaning of Revenue Procedure 93-27 and Revenue Procedure 2001-43. If the proposed revenue procedure described in Internal Revenue Service Notice 2005-43 is finalized prior to the issuance of all such Units, such Units that are issued after finalization are intended to constitute “safe harbor partnership interests” as described in said Notice. Accordingly, the Company and all Unit Holders (including the recipients of such Units), intending to be legally bound, agree that

(i) the Company is authorized and directed to elect the “safe harbor” described in the revenue procedure to be issued pursuant to said Notice,

(ii) the Company and each of its Unit Holders (including the recipients of such Units) will comply with all requirements of said safe harbor with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, including reporting in a manner consistent with the safe harbor on their respective income tax returns, and

(iii) no issuance or transfer of any Unit shall be effective unless the Person acquiring the Unit agrees to be legally bound by the safe harbor election as if it had

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

been a Unit Holder at the time the Units referenced in the first sentence of this Section 2.3(g) were issued and such related conditions as the Board of Managers may reasonably impose.

The parties acknowledge that the proposed revenue procedure is subject to change, and agree that this subparagraph shall be construed in such manner as may be necessary to implement the intent of the parties as stated above, and that the Board of Managers shall have the authority, without any further action by the Unit Holders, to amend this Agreement as may be necessary to implement the stated intent. Following the issuance of the Units described in this subparagraph, the Board of Managers shall have the sole discretion and authority to act on behalf of the Company and the Unit Holders to terminate the safe harbor election, and each Unit Holder agrees that it will not take any action that would terminate the safe harbor election.

2.4 Capital Accounts.

A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions. To facilitate the accounting for acquisitions, ownership and transfers of more than one class of Units by a Unit Holder, each Unit Holder’s Capital Account shall be subdivided into separate Capital Accounts for each class of Unit owned, and the following adjustments to Capital Accounts shall be made by reference to Units of each class of Unit owned:

(a) To each Unit Holder’s Capital Account there shall be credited (i) such Unit Holder’s Capital Contributions, (ii) such Unit Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.1(c), Section 3.1(d), Section 3.3(c), and Section 3.3(d) hereof, and (iii) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Unit Holder related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Unit Holder until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

(b) To each Unit Holder’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement, (ii) such Unit Holder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.1(c), Section 3.1(d), Section 3.3(c), and Section 3.3(d) hereof, and (iii) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;

(c) During the Retrofit Phase, Gevo’s Capital Account shall be periodically credited with an amount equal to the total Retrofit Costs borne by Gevo in connection with the Retrofit of the Facility. Upon the completion of the Performance Testing Phase, there shall be corresponding adjustments to the Capital Accounts of other Unit Holders, such that the aggregate Capital Accounts of the Redfield Parties are in the same ratio to the aggregate Capital Accounts of the Gevo Parties as the Redfield Percentage Interest is to the Gevo Percentage Interest at such

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

time. In addition, until such time as the Performance Level equals 100%, Gevo’s Capital Account shall be credited with additional amounts equal to any Retrofit Costs borne by Gevo during the Gevo Economic Period.

(d) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(e) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to allocation of Profits and Losses, nonliquidating distributions, liquidating distributions, and the maintenance of Capital Accounts, including and subject to Section 12.3, are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 12 hereof upon the dissolution of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

SECTION 3

ALLOCATIONS AND DISTRIBUTIONS

3.1 Allocations Prior to Commencement of the Gevo Economic Period.

Prior to the commencement of the Gevo Economic Period, all allocations shall be made solely among the Redfield Parties as described in this Section 3.1.

(a) Profits.

After giving effect to the special allocations in Section 3.1(c) and Section 3.1(d) hereof, and except as otherwise provided in Section 3.1(e) hereof, Profits for any Fiscal Year shall be allocated among holders of the Class A Units and Class B Units ratably in proportion to the Class A Units and Class B Units held.

(b) Losses.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

After giving effect to the special allocations in Section 3.1(c) and Section 3.1(d) hereof, and except as otherwise provided in Section 3.1(e) hereof, Losses for any Fiscal Year shall be allocated among holders of the Class A Units and Class B Units ratably in proportion to the Class A Units and Class B Units held.

(c) Special Allocations.

The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(g) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.1(c)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(ii) Unit Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.1(c)(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704- 1(b)(2)(ii)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Unit Holder as quickly as possible, provided that an allocation pursuant to this Section 3.1(c)(iii) shall be made only if and to the extent that the

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

Unit Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.1(c)(iii) were not in this Agreement.

(iv) Gross Income Allocation. In the event any Unit Holder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the amount such Unit Holder is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Unit Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.1(c)(iv) shall be made only if and to the extent that such Unit Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.1(c)(iii) and this Section 3.1(c)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holders in proportion to Units owned.

(vi) Unit Holder Nonrecourse Deductions. Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations. Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

(ix) Syndication Expenses. Syndication Expenses for any Fiscal Year shall be specially allocated to the Unit Holders in proportion to their Units, provided that, if Units are issued pursuant to Section 2.3 hereof during the Fiscal Year, all Syndication Expenses shall be divided among the Unit Holders from time to time so that, to the extent

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

possible, the cumulative Syndication Expenses allocated with respect to each Unit at any time is the same amount. In the event the Board shall determine that such result is not likely to be achieved through future allocations of Syndication Expenses, the Board may allocate other items of income, gain, deduction, or loss so as to achieve the same effect on the Capital Accounts of the Unit Holders.

(x) Special Allocation of Gain. Net gain realized by the Company that otherwise would be allocable under Section 3.1(a) shall be specially allocated in the following order and at the following time:

(1) first, to Unit Holders who hold Class C Preferred Units an amount, when combined with prior allocations pursuant to this Section 3.1(c) and Section 3.1(d), equals a ten percent (10%) annual, cumulative, non-compounding return on such Unit Holders initial Capital Contribution calculated like interest using the average daily balance of the Capital Contribution over the period of time in question,

(2) second, to Unit Holders who hold Units that were issued to Glacial Lakes Energy, LLC pursuant to Section 2.3(f), in proportion to such Units in an amount not to exceed One Dollar ($1.00) for each such Unit, and

(3) next, to Unit Holders who hold Units that were issued to Glacial Lakes Energy, LLC pursuant to Section 2.3(f), Units that were issued in the Seed Capital Round and Units that were issued pursuant to the exercise of Board Options, in proportion to all such Units in an amount not to exceed One Dollar ($1.00) for each such Unit. Units issued in the Seed Capital Round shall mean the Units issued pursuant to the Company’s private placement of Units in August 2005, and Board Options shall mean an option to acquire Units that was granted on or before Financial Closing in consideration of services as a member of the Company’s Board of Managers.

The intent of this special allocation is provide an incentive with respect to the Units referenced in subparagraph (3) above that will be paid only if and to the extent that aggregate distributions made by the Company during the Liquidation Period (or out of the proceeds of a refinancing) with respect to Units other than those described in subparagraph (3) are at least $2.00 per Unit. Accordingly, this special allocation generally shall be made with respect to gain realized by the Company during the Liquidation Period; provided, that if Profits are allocated before the Liquidation Period pursuant to clause (iii) of the definition of “Profits” and “Losses” (relating to adjustments to Gross Asset Values), the Board of Managers shall make a good faith determination of whether and to what extent it is appropriate for part or all of this special allocation to be made as part of that Profit allocation in order to better assure that the intended incentive will be distributed when the Company later liquidates.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

If the Company subdivides or combines its outstanding Units or declares a distribution payable in its Units, the amount per Unit of this special allocation shall be proportionately increased, in the case of combination, or decreased, in the case of a subdivision or distribution.

(xi) Equalization of Certain Profits or Loss Allocations. Immediately following Financial Closing, and subject to Section 3.1(c)(ix) hereof, items of income, loss and deduction shall be specially allocated to the extent possible among the Class A Units and Class B Units until the cumulative Profits or Losses allocated to each such Class A Unit and Class B Unit since the Company’s formation is equal.

(d) Curative Allocations.

The allocations set forth in Sections 3.1(c)(i) through (vii), Section 3.1(e), Sections 3.3(c)(i) through (vii), and Section 3.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.1(d). Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement:

(e) Loss Limitation.

Losses allocated pursuant to Section 3.1(b) hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.1(b) hereof, the limitation set forth in this Section 3.1(e) shall be applied on a Unit Holder by Unit Holder basis among the Units, so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

(f) Other Allocation Rules.

(i) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

(ii) Generally, all Profits and Losses allocated to the Unit Holders or the Holders of specified Units or a specified class thereof shall be allocated among them in proportion to the Units or specified Units or class thereof, respectively, held by each. In the event Units are issued pursuant to Section 2.3 hereof during a Fiscal Year, the Profits (or

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

Losses) allocated to the Unit Holders for each such Fiscal Year shall be allocated among the Unit Holders in proportion to the number of Units each holds from time to time during such Fiscal Year in accordance with Code Section 706, using any convention permitted by law and selected by the Board.

(iii) The Unit Holders are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

(iv) Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company profits shall be deemed to be as provided in the capital accounts.

To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Unit Holders shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

(g) Tax Allocations: Code Section 704(c).

(i) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

(ii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(iii) Allocations pursuant to this Section 3.1(g) shall be made with respect to the Company’s assets owned (or assets received in exchange for such assets) on the commencement of the Gevo Economic Period under the traditional method with the ceiling rule and as to other assets as required or permitted by Regulations Section 1.704-3 pursuant to such method provided therein as may reasonably be designated in accordance with Section 8.3. Any elections or other decisions relating to allocations under this Section 3.1(g) will be made in accordance with Section 8.3 in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 3.1(g) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits or Losses or distributions under any provision of this Agreement.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

3.2 Distributions Prior to Commencement of the Gevo Economic Period.

Prior to the commencement of the Gevo Economic Period, all distributions shall be made solely among the Redfield Parties as described in this Section 3.2.

(a) Net Cash Flow.

Except as otherwise provided in Section 12 hereof and to the extent necessary to reflect the stated intent of the special allocation of gain in Section 3.1(c)(x) above, Net Cash Flow, if any, shall be distributed to the Unit Holders at such times and in such amounts as may be determined by the Board in the following manner:

(i) first, to the holders of the Class C Preferred Units in proportion to their Class C Preferred Units, an amount, when combined with prior distributions pursuant to this Section 3.2(a), equals a ten percent (10%) annual, cumulative, non-compounding return on such holders initial Capital Contribution calculated like interest using the average daily balance of the such Capital Contribution over the time period in question; and

(ii) thereafter to the holders of Class A Units and Class B Units in proportion to their Units.

(b) Amounts Withheld.

All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 3.2(b) for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Unit Holders, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.

(c) Limitations on Distributions.

(i) The Company shall make no distributions to the Unit Holders except (i) as provided in this Section 3.2 and Section 12 hereof or (ii) distributions payable in Units authorized by the Board.

(ii) A Unit Holder may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Unit Holders on account of their Capital Contributions, would exceed the Gross Asset Value of the Company’s assets.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

3.3 Allocations After Commencement of the Gevo Economic Period.

Beginning upon the commencement of the Gevo Economic Period, allocations shall be made among all Members as described in this Section 3.3.

(a) Determination. Profits or Losses shall be determined by the Board, in accordance with the Code, as soon as practicable after the close of the Company’s fiscal year.

(b) Allocation. Profits or Losses shall be allocated to Gevo in proportion to the Gevo Percentage Interest and to the Redfield Parties in proportion to the Redfield Percentage Interest. Amounts allocated to the Redfield Parties shall in turn be subject to the provisions of Section 3.1 above.

(c) Special Allocations.

The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(g) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(c)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(ii) Unit Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(c)(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(iii) Qualified Income Offset. In the event any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704- 1(b)(2)(ii)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Unit Holder as quickly as possible, provided that an allocation pursuant to this Section 3.3(c)(iii) shall be made only if and to the extent that the Unit Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c)(iii) were not in this Agreement.

(iv) Gross Income Allocation. In the event any Unit Holder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the amount such Unit Holder is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Unit Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(c)(iv) shall be made only if and to the extent that such Unit Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c)(iii) and this Section 3.3(c)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holders in proportion to Units owned.

(vi) Unit Holder Nonrecourse Deductions. Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations. Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) Allocations Relating to Taxable Issuance of Units. Any Issuance Items shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

(ix) Syndication Expenses. Syndication Expenses for any Fiscal Year shall be specially allocated to the Unit Holders in proportion to their Units, provided that, if Units are issued pursuant to Section 2.3 hereof during the Fiscal Year, all Syndication Expenses shall be divided among the Unit Holders from time to time so that, to the extent possible, the cumulative Syndication Expenses allocated with respect to each Unit at any time is the same amount. In the event the Board shall determine that such result is not likely to be achieved through future allocations of Syndication Expenses, the Board may allocate other items of income, gain, deduction, or loss so as to achieve the same effect on the Capital Accounts of the Unit Holders.

(d) Curative Allocations.

The Regulatory Allocations are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.3(d). Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement:

(e) Loss Limitation.

Losses allocated pursuant to Section 3.3(b) hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.3(b) hereof, the limitation set forth in this Section 3.3(e) shall be applied on a Unit Holder by Unit Holder basis among the Units, so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

(f) Other Allocation Rules.

(i) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

(ii) Generally, all Profits and Losses allocated to the Unit Holders or the Holders of specified Units or a specified class thereof shall be allocated among them in proportion to the Units or specified Units or class thereof, respectively, held by each. In the event Units are issued pursuant to Section 2.3 hereof during a Fiscal Year, the Profits (or

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

Losses) allocated to the Unit Holders for each such Fiscal Year shall be allocated among the Unit Holders in proportion to the number of Units each holds from time to time during such Fiscal Year in accordance with Code Section 706, using any convention permitted by law and selected by the Board.

(iii) The Unit Holders are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

(iv) Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company profits shall be deemed to be as provided in the capital accounts.

To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Unit Holders shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

(g) Tax Allocations: Code Section 704(c).

(i) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

(ii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(iii) Allocations pursuant to this Section 3.3(g) shall be made with respect to the Company’s assets owned (or assets received in exchange for such assets) on the commencement of the Gevo Economic Period under the traditional method with the ceiling rule and as to other assets as required or permitted by Regulations Section 1.704-3 pursuant to such method provided therein as may reasonably be designated in accordance with Section 8.3. Any elections or other decisions relating to allocations under this Section 3.3(g) will be made in accordance with Section 8.3 in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 3.3(g) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits or Losses or distributions under any provision of this Agreement.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

3.4 Distributions After Commencement of the Gevo Economic Period.

Beginning upon the commencement of the Gevo Economic Period, distributions shall be made among all Members as described in this Section 3.4.

(a) Distribution of Net Cash Flow.

(i) Net Cash Flow shall be distributed to the Members from time to time as determined by the Board. Any distribution shall be made to Gevo in proportion to the Gevo Percentage Interest and to the Redfield Parties in proportion to the Redfield Percentage Interest. The portion of the distribution made to the Redfield Parties shall in turn be subject to the provisions of Section 3.2 above.

(ii) Notwithstanding the provisions of Section 3.4(a)(i), to the extent that the Company redeems Class C Preferred Units pursuant to Section 6.6(b), all funds used to accomplish such redemption shall decrease the amounts otherwise distributable to the Redfield Parties pursuant to Section 3.4(a)(i) and shall not impact the Net Cash Flow distributable to Gevo.

(b) Distribution upon Liquidation. Upon a liquidation, the assets of the Company shall be distributed to the Members in accordance with Section 12.2 hereof.

(c) Mandatory Tax Distribution.

(i) Tax Distribution. Notwithstanding the foregoing provisions of this Section 3.4, to the extent of Net Cash Flow available for distribution, the Company will use its best efforts to make annual Tax Distributions by April 15 of each year, equal to the positive balances in each Member’s Tax Liability Account (determined pursuant to Section 3.4(c)(ii)). Such payments must be made pro rata in accordance with such positive balances, until such positive balances are reduced to zero. Distributions under this Section 3.4(c) are “Tax Distributions.” All distributions, other than Tax Distributions, shall take into account Tax Distributions previously made to the Member, so that total distributions are in accordance with the provisions of Sections 3.4(a) and 3.4(b).

(ii) Tax Liability Account.

(1) Defined. A tax liability account (the “Tax Liability Account”) must be maintained for each Member. The initial balance of the Tax Liability Account is zero. At the end of each fiscal year, the Tax Liability Account must be increased in the amount of the Assumed Tax Liability of the Member for such year and must be decreased in the amount of the Assumed Tax Benefit of such Member for the year. The Tax Liability Account will also be decreased by any Tax Distributions to the Member. The “Assumed Tax Liability” of a Member each year will be an amount equal to the result of multiplying the aggregate amount of

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

taxable income or gain allocated to such Member for the year multiplied by forty percent (40%) or such other percentage as may be established by the Board of Managers from time to time to address estimated tax liabilities (the “Updated Tax Rate”). The “Assumed Tax Benefit” of a Member for any year is to be computed by multiplying the aggregate amount of loss or deduction allocated to the Member for the year multiplied by forty percent (40%) or the Updated Tax Rate, as applicable. However, Members will not be required to make a payment, or have an obligation to the Company, if the balance in the Tax Liability Account becomes negative.

(2) Audit. If there is any audit adjustment by a taxing authority that has become final and that affects the amounts of taxable income, gain, loss or deductions allocated or required to have been allocated to the Members in any year, each Member’s Tax Liability Account will be recalculated by giving effect to such adjustment (treating any penalties incurred by any of the Members in connection with such audit adjustment as an addition to the Assumed Tax Liability of such Members), and any resulting positive balances will be distributed to the Members as soon as practicable thereafter.

(3) Purpose. The Tax Liability Accounts described above are “off balance sheet” accounts being established solely as a mechanism to determine the amount of Tax Distributions to be made by the Company to the Members to fund tax liabilities attributable to the Company.

(d) Limitations upon Distributions. Notwithstanding Section 3.4, no distribution shall be made to the Members to the extent that such distribution would violate the Act or any other applicable law.

SECTION 4

RIGHTS, PREFERENCES AND LIMITATIONS OF THE CLASS G UNITS

4.1 Issuance of the Class G Units.

Pursuant to Section 2.2(g) of this Agreement, the Board has the authority, upon the consent or approval of a Majority in Interest of the Members, voting separately by class, to establish and authorize one or more than one additional classes or series of Units, to set forth the designation and number of authorized Units of any such additional class or series, to fix the relative rights and preferences of any such additional class or series, including but not limited to the voting powers, full or limited or none, and relative economic and other rights, preferences and/or limitations thereof. In accordance with the terms of Section 2.2(g) of this Agreement, the Board and the Members voting separately by class, have authorized the issuance of the Class G Units to Gevo.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

4.2 Limitations Applicable to the Class G Units.

Prior to the commencement of the Gevo Economic Period, the holders of the Class G Units shall not be entitled to exercise any of the voting rights set forth in Section 6.2(b) of this Agreement and shall not be entitled to participate in (a) any Company allocations, including, without limitation, allocations of Profits or Losses, which shall be distributed in accordance with the provisions of Section 3.1 of this Agreement, or (b) any Company distributions, including, without limitation, distributions of Net Cash Flow which shall be distributed in accordance with the provisions of Section 3.2 of this Agreement.

4.3 Retrofit of the Facility.

(a) The Retrofit.

Pursuant to the terms and conditions of the Joint Venture Agreement, the Company and Gevo have agreed to work together in a joint venture for the purpose of retrofitting the Facility for the commercial production of isobutanol using technology and funds provided by Gevo (the “Retrofit”). The Retrofit of the Facility shall proceed in phases, a Retrofit Phase during which the Facility will be retrofit to produce isobutanol, a Performance Testing Phase during which the Facility’s isobutanol production capabilities will be tested and optimized and an Operational Phase during which the Facility will produce either isobutanol or ethanol on a commercial scale.

(b) The Performance Testing Phase.

(i) During the Performance Testing Phase, pursuant to the terms of the Joint Venture Agreement, ethanol production at the Facility will be discontinued in order to commence testing of the isobutanol production capabilities of the Facility during one or more testing periods (each a “Testing Period”) the length and frequency of which shall be set forth in a Commissioning and Start up Plan (“CSP”), which shall have been duly executed and delivered by the Company, Gevo and any other parties thereto prior to the commencement of, and shall be in full force and effect and at all times during the Retrofit.

(ii) During each individual Testing Period conducted during the Performance Testing Phase, Gevo or its representatives shall be responsible for measuring the volume of Qualifying Isobutanol that has been produced by the Facility during such Testing Period, provided that each such measurement of Qualifying Isobutanol shall be made using the mutually agreed upon methods and protocols set forth in the CSP.

(iii) Immediately upon the completion of each individual Testing Period conducted during the Performance Testing Phase, the volume of Qualifying Isobutanol produced during such Testing Period shall be used to determine the percentage of the Isobutanol Minimum Commercial Level achieved by the Facility during such Testing Period, such percentage shall be referred to herein as the “Performance Level.” It being understood that Gevo shall continue to work on improving the isobutanol production capabilities of the Facility until a Performance Level of 100% has been achieved.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(iv) The Performance Testing Phase shall end upon the earlier of (A) the date upon which the Facility achieves a Performance Level of at least 100% during any one Testing Period and (B) the date upon which the parties agree that the commercial production of Qualifying Isobutanol at the Facility would be commercially viable at the current Performance Level. The period of time beginning on this date shall be referred to herein as the “Gevo Economic Period.”

(v) Immediately upon the commencement of the Gevo Economic Period, the Gevo Percentage Interest shall be increased to equal the product of the highest Performance Level achieved during the Performance Testing Phase multiplied by the Maximum Economic Interest; provided, however, that the Gevo Percentage Interest shall never be increased to an amount greater than the Maximum Economic Interest.

(c) The Gevo Economic Period.

(i) In the event that the Gevo Economic Period commences prior to the achievement of a Performance Level of 100%, Gevo agrees to continue to work to improve the production of Qualifying Isobutanol at the Facility and shall have the right to conduct additional Testing Periods to measure the Performance Level of the Facility. Immediately upon the completion of any Testing Period conducted during the Gevo Economic Period that results in a Performance Level that is greater than the Performance Levels achieved during all preceding Testing Periods, the Gevo Percentage Interest shall be increased to equal the product of the Performance Level achieved during such Testing Period multiplied by the Maximum Economic Interest; provided, however, that the Gevo Percentage Interest shall never be increased to an amount greater than the Maximum Economic Interest. For the avoidance of doubt, at such time as the Performance Level reaches 100% during any one Testing Period, the Gevo Percentage Interest shall be increased to equal the Maximum Economic Interest, which shall be the final Gevo Percentage Interest.

(d) Dispute Resolution.

(i) Any other provision of this Agreement notwithstanding, if a dispute arises out of or relates to Section 4.3 of this Agreement, such dispute shall be resolved in accordance with the terms of Article 9 of the Joint Venture Agreement.

4.4 Rights and Preferences of the Class G Units.

(a) Upon Issuance.

Immediately upon the issuance of the Class G Units, the holders of the Class G Units shall be entitled to certain rights and preferences set forth in this Agreement including, without limitation, the information rights set forth in Section 1.11 of this Agreement and the right to appoint Managers to the Board as set forth in Section 5.3(a)(v) of this Agreement.

(b) Upon Commencement of the Gevo Economic Period.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

Upon the commencement of the Gevo Economic Period, the limitations described in Section 4.2 of this Agreement shall terminate and the holders of the Class G Units shall be entitled to certain rights and preferences in addition to those set forth in Section 4.4(a) above including, without limitation, (i) the right to exercise the voting rights forth in Section 6.2(b) of this Agreement, (ii) the right to participate in Company allocations, including, without limitation, allocations of Profits and Losses, which shall at all times after the commencement of the Gevo Economic Period be distributed in accordance with the provisions of Section 3.3 of this Agreement, and (iii) the right to participate in Company distributions, including, without limitation, distributions of Net Cash Flow which shall at all times after the commencement of the Gevo Economic Period be distributed in accordance with the provisions of Section 3.4 of this Agreement.

4.5 Additional Rights and Preferences.

Any other provision of this Agreement notwithstanding (including without limitation Section 5.1(a)), so long as any of the originally issued Class G Units remain outstanding, the Company shall not, directly or indirectly, by means of amendment of this Agreement, merger, consolidation or otherwise, without the approval of a majority of the Board, including at least one Gevo Appointed Manager:

(a) materially alter or change the business of the Company or change the location of the principal office of the Company;

(b) issue, deliver, sell, pledge or otherwise encumber any units, securities or other interests in the Company or rights convertible into units, securities or other interests in the Company;

(c) repurchase, redeem or otherwise acquire any units, securities or other interests in the Company, provided that no approval shall be required for the redemption of the Class C Preferred Units in accordance with Section 6.6(b) of this Agreement if such repurchase, redemption or other acquisition (i) is permitted pursuant to the terms of the documents governing the Company’s indebtedness and (ii) would not prevent the Company from maintaining the Working Capital Requirement;

(d) make any public offering of any units, securities or other interests in the Company;

(e) create or designate any new classes or series of units, securities or other interests or modify any existing qualifications or requirements for holding units, securities or other interests;

(f) modify or alter the rights, powers, preferences, or privileges of any class of units, securities or other interests, including, without limitation, any policies regarding the transferability of units, securities or other interests;

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(g) transfer any units, securities or other interests to a Gevo Competitor;

(h) permit any Member to make a transfer of units or other interests that could cause the Company to become subject to reporting requirements under the applicable provisions of the Securities Exchange Act of 1934, as amended;

(i) [reserved];

(j) make or revoke any tax election, settle or compromise any tax liability or amend any tax return;

(k) enter into any contract, agreement or transaction with a material, adverse tax consequence that impacts any class of units, securities or other interests disproportionately;

(l) enter into any contract, agreement or transaction with any unit holder, member, or any of their respective Affiliates, other than ordinary course contracts entered into on an arms’ length basis;

(m) establish or approve any policy pursuant to which a unit holder, member, or any of their respective Affiliates receives any salary for services rendered or is reimbursed for expenses incurred on behalf of the Company, provided that no approval is required for (i) the salaries of Redfield’s employees in effect as of the date of this Agreement or (ii) the salaries of any new Redfield employees up to a maximum of $100,000 per year, regardless of whether any such employee is or becomes a member of Redfield;

(n) approve the lending of money to the Company by a unit holder, member, or any of their respective Affiliates, or determine the rate at which such a loan shall bear interest;

(o) make any loans, advances or capital contributions outside of the ordinary course of business, other than trade payables;

(p) incur, or authorize the incurrence of, indebtedness in excess of $500,000;

(q) terminate or take any action contrary to the terms of this Agreement, the Joint Venture Agreement or any of the Related Agreements;

(r) amend or propose to amend this Agreement or the Company’s Articles (or similar organizational documents) or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reorganization or similar transaction;

(s) sell, lease, license, encumber, transfer or otherwise dispose of any material asset of the Company valued in excess of $500,000 or dispose of all or substantially all of the assets of the Company;

(t) file any dissolution or voluntary bankruptcy of the Company;

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(u) institute, settle or dismiss any material lawsuit involving a payment by Redfield in excess of $100,000;

(v) approve the Company’s annual operating and capital budgets;

(w) make any investment in excess of $500,000 in the aggregate;

(x) designate or appoint any CEO, General Manager or Managing Member or approve the appointment of any management company;

(y) make any distributions or prepayments of debt which would result in the Company’s working capital being less than the Working Capital Requirement at any time during the Performance Testing Phase;

(z) enter into any lease or sublease of Real Property related to the Facility or change, terminate or fail to exercise any right to renew any lease or sublease of Real Property related to the Facility; or

(aa) with respect to the Owned Real Property, except as contemplated by the Joint Venture Agreement or any Related Agreement, demolish or remove any of the existing improvements.

SECTION 5

MANAGEMENT AND OPERATIONS

5.1 Management by Board of Managers and Managing Member.

(a) Board of Managers. Except those powers delegated to the Managing Member and those matters for which approval of the Members is required by this Agreement or any nonwaivable provisions of the Act, and subject to the provisions of Section 4.5 and Section 5.2 hereof, the powers and privileges of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board and not by the Members. No Member, other than the Managing Member or a Member acting in his or her capacity as an officer of the Board or as an officer of the Company, has the power or authority to act for or on behalf of the Company, to bind the Company by any act, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board. Without limiting the foregoing authority of the Board to manage the business and affairs of the Company or the actions the Board may take in exercising the powers and privileges of the Company, the Board shall have the right to make the following decisions and take the following actions:

(i) To direct and oversee the Managing Member in its implementation of the decisions of the Board;

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(ii) To direct the expenditure of the capital and profits of the Company in furtherance of the purposes of the Company;

(iii) To direct the investment of Company assets in any manner the Board deems to be in the best interests of the Company;

(iv) To enter into operating agreements, joint participation, joint ventures, and partnerships with others, containing such terms, provisions and conditions as the Board shall approve;

(v) To borrow money and issue evidences of indebtedness and in connection therewith to mortgage, grant a security interest in or hypothecate any or all of the assets of the Company;

(vi) To sell, dispose, abandon, trade, exchange or encumber assets of the Company (but not a sale, disposition, abandonment, trade, or exchange of all or any substantial portion of the Company’s assets), upon such terms and conditions and for such consideration as the Board of Managers deem appropriate;

(vii) To institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or any Manager in connection with activities arising out of, connected with, or incidental to this Agreement, and engage counsel or others in connection therewith;

(viii) To enter into agreements and contracts with any Member or an Affiliate of any Member, including the Managing Member and any Affiliate of the Managing Member, and to give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the Board may deem advisable or appropriate; provided, however, that any such agreement or contract shall be on terms as favorable to the Company as could be obtained from any third party;

(ix) To make distributions in accordance with and subject to the limitations set forth in Section 4 of this Agreement;

(x) Subject to Section 2 hereof, to designate classes or series of Units, agree with any Person as to the form and other terms and conditions of such Person’s Capital Contribution to the Company and cause the Company to issue Units in consideration of such Capital Contribution.

The Board may adopt such policies, rules, and regulations and may take such actions as it deems advisable in furtherance of the purposes of the Company, provided that the Board shall not act in a manner contrary to this Agreement.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(b) Managing Member. The day-to-day operations of the Company may be managed and controlled by a managing member (the “Managing Member”), in accordance with terms and conditions of a management agreement entered into by and between such Managing Member and the Company. Upon termination of any such management agreement, the Board of Managers shall either (i) appoint and qualify a successor Managing Member to manage and control the day-to-day operations of the Company, which Managing Member shall serve in accordance with a new management agreement entered into by and between such successor Managing Member and the Company, or (ii) hire a CEO and General Manager to manage the day-to-day operations of the Company in accordance with Section 5.4(c) hereof.

(i) Rights and Obligations of the Managing Member. The Managing Member shall have the responsibility and authority, at the Company’s expense, to take all actions necessary or appropriate to manage and control the Company’s day-to-day operations and to accomplish the purposes of the Company, including, without limitation, the power and authority to implement the decisions of the Board of Managers, to hire, promote, discharge and supervise the work of the Company’s employees necessary to operate the Company’s facility, and to use its own personnel to provide services to the Company, including the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) of the Company.

(ii) Compensation; Expenses. The Managing Member shall be compensated and reimbursed for expenses in accordance with the terms and conditions of a management agreement entered into by and between such Managing Member and the Company. The compensation paid to the Managing Member by the Company thereunder shall be treated as a “guaranteed payment” to the Managing Member under Section 707(c) of the Code.

(c) Any other provision of this Agreement notwithstanding (including without limitation Section 5.1(a)), the Board and the Managing Member may not take or approve the following actions, agreements, instruments or items without the affirmative vote of at least two- thirds of the Managers in office:

(i) The plans and specifications of the Company’s proposed ethanol plant and the contract to design and construct the proposed ethanol plant;

(ii) The amount and terms of the debt financing and all documents and agreements entered into in connection therewith to construct and finance the start-up costs of the proposed ethanol plant;

(iii) The Annual Operating and Capital Budgets for each Fiscal Year;

(iv) Any contract, obligation, liability, disbursement or lawsuit settlement outside of the ordinary course of business in excess of $100,000 which is not part of the then current Fiscal Year’s approved Annual Operating or Capital Budget (provided

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

that necessary expenditures to meet operational emergencies may be incurred prior to such approval if immediate action is required for the safety or operation of the ethanol plant);

(v) Any investment in excess of $100,000 that is not part of the then current Fiscal Year’s approved Annual Capital Budget;

(vi) Subject to Section 2 hereof, the determination of the designation of classes or series of Units, agreeing with any Person as to the form and other terms and conditions of such Person’s Capital Contribution to the Company, and causing the Company to accept additional capital contributions, issue Units in consideration of such Capital Contribution, or issue options or warrants to purchase Units;

(vii) The determination of the Gross Asset Values of the Company Property;

(viii) The admission of new Members and the terms of such admission;

(ix) The sufficiency of any legal opinion required under Section 10 of this Agreement or the waiver of any such legal opinion; or

(x) Any amendment to the Articles or this Agreement.

(d) Any other provision of this Agreement notwithstanding, (i) the Board and the Managing Member shall not have authority to approve; authorize or take the following actions with respect to the Company without the approval or consent of a Majority in Interest of the Members voting separately by class: (A) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company; (B) merge or consolidate the Company with another Person; (B) materially change the business purpose of the Company; or (D) voluntarily dissolve the Company; and (ii) the Board and the Managing Member shall not have the authority to allow or authorize any amendment to this Agreement that in any manner adversely affects the rights or preferences of the holders of the Class C Preferred Units without the approval of the holders of at least 66 2/3% of the Class C Preferred Units.

5.2 Actions by Manager; Committees, Reliance on Authority.

(a) In managing the business and affairs of the Company and in exercising the powers and privileges of the Company, the Board shall act (i) collectively through meetings of the Board held and conducted pursuant to the provisions of this Agreement or by written action taken pursuant to the provisions of this Agreement, (ii) through committees established pursuant to Section 5.2(b), and (iii) through officers of the Board, the Managing Member and officers of the Company to whom authority and duties have been delegated pursuant to the provisions of this Agreement.

(b) The Board, by resolution approved by the affirmative vote of a majority of the Managers then holding office, may from time to time establish one or more committees, each of which shall be comprised of one or more natural persons who may but need not be Managers

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

or Members, provided that a majority of committee members on each committee must be a Manager or Member, or a representative of a Member. Any such committee shall have and may exercise only such authority and duties to the extent provided by the Board in such resolution, subject at all times to the limitations set forth in the Act, this Agreement and to the direction and control of the Board. Unless otherwise provided by the Board, the presence of a majority of the members of any such committee shall constitute a quorum for the transaction of business at a meeting of the committee, and the committee shall act by the affirmative vote of a majority of committee members present at a duly held meeting. In other matters of procedure the provisions of this Agreement shall apply to committees and the members thereof to the same extent they apply to the Board and Managers, including, without limitation, the provisions with respect to meetings and notice thereof, absent members, written actions, and valid acts. Each committee shall keep regular minutes of its proceedings and report the same to the Board. The Board may dissolve any committee at any time. Effective immediately upon the date of this Agreement and for so long as any of the originally issued Class G Units remain outstanding, the Class G Members shall have the right to appoint at least one (1) member of the Risk Management Committee of the Board or any other committee(s) serving the same or similar functions.

(c) Any Person dealing with the Company, other than a Member or a Manager or an Affiliate of a Member or Manager, may rely on the authority of any officer of the Board or any officer of the Company in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether the action is actually taken in accordance with the provisions of this Agreement.

5.3 The Board of Managers.

(a) Number, Qualification and Term of Office. Managers shall be elected or appointed by the Members at the times, in the manner and for the terms as prescribed by this Agreement.

(i) Initial Board of Managers. The initial Managers of the Company comprising the initial Board, who shall serve for such terms and in such manner as prescribed by this Agreement, are the persons named in the Articles and such other eligible natural persons designated as an initial Manager by the initial Board. The number of initial Managers serving the Company shall be established by the initial Board, but shall not be less than nine (9) or more than thirteen (13). During the term of the GLE Consulting and Management Agreement before Financial Closing, Glacial Lakes Energy, LLC shall be entitled to appoint one (1) Manager to the initial Board of Managers.

(ii) Board of Managers following Financial Closing. Commencing on the next business day following Financial Closing, the number of Managers serving the Company shall be eight (8) Managers, plus the Managers subject to appointment by certain Members pursuant to Sections 5.3(a)(iv) and (v) below, if any, up to a maximum of eleven (11) Managers on the Board of Managers. If there are more than three Managers subject to appointment by certain Members under Sections 5.3(a)(iv) and (v), then the number of Managers subject to election shall correspondingly decrease, such that the total number of Managers shall not exceed eleven (11).

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

The Board of Managers following Financial Closing shall be composed of the initial Managers who are not subject to appointment by a Member and the Managers subject to appointment by certain Members pursuant to Sections 5.3(a)(iv) and (v) below, if any. The initial Board of Managers shall adopt procedures to reduce their number if needed to comply with the maximum number of Manager provisions of this Section.

(iii) Election of Managers; Terms. Managers shall be elected by the Members in such manner and for such terms as prescribed by this Agreement, subject to the right of certain Members to appoint Managers as provided by Sections 5.3(a)(iv) and (v) below. A Member who is entitled to appoint one or more Managers pursuant to Sections 5.3(a)(iv) and (v) below and such Member’s Affiliates shall not be entitled to vote for the election (or removal) of Managers by the Members, as their right to representation exists in their right of appointment. Except as otherwise provided herein, all Managers elected by the Members shall serve three-year terms and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Once the election of Managers begins, no Manager may serve more than three consecutive full three-year terms. In order to preserve continuity of governance and the harmonious transition of the initial Board of Managers to the elected Board of Managers, the terms of the Managers on the initial Board shall be staggered such that one-third of such Managers (or as nearly as possible) shall be elected annually by the Members. The Board has adopted nomination, reporting and other election procedures to achieve the desired staggered effect and election matters prescribed by this Agreement.

(iv) Appointed Managers. Any Member who, together with such Member’s Affiliates, owns one and one-half million (1,500,000) or more Units at Financial Closing shall be entitled to appoint one Manager (each, an “Appointed Manager”) to the Board for every whole block of 1,500,000 Units held. This appointment right is only granted based upon ownership as of Financial Closing. A Member cannot subsequent to Financial Closing acquire Units to amass Units to obtain an appointment right. Further, if a Member who was entitled to an appointment right or rights ceases to hold a 1,500,000 Unit block, such Member will lose the appointment right associated with the block. In determining the appointment rights of Members and their Affiliates under this Section 5.3(a)(iv), Members and their Affiliates shall be counted only once, and the right of appointment accrues only on whole blocks of 1,500,000 Units. For example, a Member who, together with such Member’s Affiliates, holds 2,000,000 Units outstanding would be entitled to appoint only one Manager, whereas a Member who together with such Member’s Affiliates holds 3,000,000 Units would be entitled to appoint two Managers. A Member and such Member’s Affiliates shall agree among themselves on how the appointment rights provided in this Section 5.3(a)(iv) shall be exercised, and shall notify the Board of such agreement. If any Member has the right to appoint more than one Manager under this Section 5.3(a)(iv), the voting power of all Managers such Member has the right to appoint may be exercised by any one or more such Appointed Managers, as further described in Section 5.3(i) below, and the number of Managers required by Section 5.3(a)(ii) shall correspond to such voting power (for example, one Appointed Manager who has the voting power of two Managers would count

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

as two for purposes of the Board size). An Appointed Manager shall serve indefinitely at the pleasure of the Member appointing him or her (so long as such Member and its Affiliates continue to hold a sufficient number of Units to maintain the applicable appointment right) until a successor is appointed, or until the earlier death, resignation or removal of the Appointed Manager. An Appointed Manager may be removed for any reason by the Member appointing him or her, upon written notice to an officer of the Board, which notice may designate and appoint a successor Manager to fill the vacancy, and which notice may be given at a meeting of the Board attended by the person appointed to fill the vacancy. As of the date of this Agreement, the Financial Closing has occurred and no Member is entitled to appoint an Appointed Manager (with the exception of Glacial Lakes Energy, LLC).

(v) Gevo Appointed Managers. Effective immediately upon the date of this Agreement, the Class G Members shall have the right to appoint two (2) Managers to the Board and, at such time as the Gevo Percentage Interest equals the Maximum Percentage Interest, the Class G Members shall have the right to appoint a total of four (4) Managers to the Board (each, a “Gevo Appointed Manager”). The voting power of all Managers that the Class G Members have the right to appoint may be exercised by any one or more Gevo Appointed Manager, as further described in Section 5.3(i) below, and the number of Managers required by Section 5.3(a)(ii) shall correspond to such voting power (for example, one Gevo Appointed Manager who has the voting power of two Managers would count as two for purposes of the Board size). Each Gevo Appointed Manager shall serve indefinitely at the pleasure of the Member appointing him or her until a successor is appointed, or until the earlier death, resignation or removal of the Gevo Appointed Manager. A Gevo Appointed Manager may be removed for any reason by the Member appointing him or her, upon written notice to an officer of the Board, which notice may designate and appoint a successor Manager to fill the vacancy, and which notice may be given at a meeting of the Board attended by the person appointed to fill the vacancy.

(vi) Qualification. The initial Managers of the Company may but need not be Members, provided that a majority of the initial Managers must be Members or elected or appointed representatives of Members that are not natural persons. The participation of non¬member Managers in the management and decisions of the Board prior to the Effective Date is hereby confirmed and ratified in all respects. All Managers subject to election by the Members must be Members or elected or appointed representatives of Members that are not natural persons. Further, following Financial Closing, a majority of the number of Managers composing the entire Board of Managers must be Class A Members or elected or appointed representatives of Class A Members (the number of Managers composing the entire Board of Managers shall be determined by adding all Managers of the Board including Appointed Managers and elected Managers, and shall include any open seats due to unfilled vacancies).

(b) Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the Chairman or the Secretary of the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(c) Removal. An initial Manager may be replaced or removed for cause by the affirmative vote of two-thirds of the remaining initial Managers, as the case may be. Following the election of a Manager, the Manager may be removed for any reason by the affirmative vote of a Majority in Interest of the Members who elected the Manager, in such manner as prescribed by this Agreement. The notice of a meeting where the removal of a Manager will be considered shall state that such removal will be discussed and acted upon at the meeting, and must also be provided to the Manager in question at least ten (10) days in advance of such meeting. The Manager in question has a right to be heard at such meeting.

(d) Vacancies. Any vacancy occurring on the Board may be filled by appointment through an affirmative vote of a majority of the remaining Managers subject to election by the Members, though less than a quorum. A Manager appointed by the Board to fill a vacancy shall serve until the next annual meeting of the Members (or special meeting held for the purpose of electing Managers), at which time the Members shall elect a new Manager to serve for the remainder of the original term of the vacated position.

(e) Meetings. Regular meetings of the Board shall be held from time to time as determined by the Board. Special meetings of the Board shall be held upon the call of the Chairman of the Board or three (3) or more Managers. Board meetings shall be held at the principal office of the Company or at such other place, either within or without the State of South Dakota, as shall be designated by the person calling the meeting and stated in the notice of the meeting or a duly executed waiver of notice thereof Managers may participate in a Board meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.

(f) Notice. Oral or written notice of each meeting of the Board, stating the place, day and hour of the meeting, shall be given to each Manager at least 3 days before the day on which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board does not need to specify the business to be transacted or the purpose of the meeting.

(g) Waiver. Whenever any notice is required to be given to a Manager under the provisions of this Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting of the Board shall constitute waiver of notice of such meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating his objection to the transaction of any business because the meeting is not lawfully called or convened.

(h) Quorum. A majority of the Managers in office shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board, provided that the foregoing quorum requirement shall not eliminate or reduce a quantum of consent required by this Agreement that is greater than a majority of the Managers in office (e.g., Sections 4.5 and 5.1(d)). If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(i) Voting and Act of the Board. Each Manager shall have one vote. Unless otherwise provided in this Agreement, the Board shall take action by the affirmative vote of a majority of the Managers present at a duly held meeting at which a quorum is present. There shall be no requirement that any action of the Board be approved by Managers elected or appointed by a certain class of Members.

(j) Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board may be taken by written action signed by all of the Managers comprising the Board.

(k) Absentee Managers. A Manager of the Company may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the Manager is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Manager has consented or objected.

(l) Compensation. The Board may fix the compensation, if any, of the Managers. Managers shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board or other business of the Company.

5.4 Duties and Obligations of Managers.

(a) Duties. The Board and Managing Member shall cause the Company to conduct its business and operations separate and apart from that of any Member, Manager, Managing Member or their Affiliates. The Board shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of South Dakota and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Company property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Manager shall have the duty to discharge the foregoing duties in good faith, in a manner the Manager believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. No Manager shall be under any other duty to the Company or the Members to conduct the affairs of the Company in a particular manner.

(b) Bonds and Insurance. The Board may require all officers, agents and employees charged by this Company with responsibility for the custody of any of its funds or property to give bonds. Bonds shall be furnished by a responsible bonding company and approved by the Board, and the cost shall be paid by the Company. The Board shall cause the Company to provide for insurance of the property of the Company, or property which may be in the possession of the Company and not otherwise adequately insured by the owner of the

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

property. In addition, the Board shall cause the Company to provide for insurance covering liability of the Company to all employees and the public, in such commercially reasonable amounts as is customary for businesses similar to the Company.

(c) Employment of CEO and General Manager. In the event the Company does not have a Managing Member, the Board shall select, employ, and fix the compensation of a CEO/General Manager of the Company. The CEO/General Manager position shall be held by the same person, and such position shall be officer position of the Company. The CEO and General Manager may be a member of the Board until start-up of the Company’s ethanol plant, after which the CEO and General Manager shall not be a member of the Board but who shall be an ex-officio member of the Board while employed as the CEO and General Manager of the Company. The CEO and General Manager shall have responsibility for all administrative and operational aspects of the Company and shall have responsibility for hiring and supervising all employees, as determined and established by the Board, and shall perform such other duties that may be assigned by the Board.

5.5 Officers.

(a) Number; Qualification; Election. Officers must be natural persons, and shall be elected or appointed by the Board on an annual basis. The officers of the Company shall consist of officers of the Board and such officers of the Company as appointed by the Managing Member. The Board may appoint such officers and assistant officers of the Board as it may deem necessary or advisable. Except as otherwise provided in this Agreement, the Board shall fix the powers, duties, and compensation of all officers of the Board and the Managing Member shall appoint and fix the powers, duties, and compensation of all officers of the Company.

(b) Term of Office. An officer of the Board shall hold office for a term of one year and until a successor shall have been duly elected or appointed, unless prior thereto such officer shall have resigned or been removed from office as hereinafter provided. All other officers of the Company shall hold office at the pleasure of the Managing Member and may be removed at any time by the Managing Member with or without cause, subject to any contract rights that then may be in existence.

(c) Removal and Vacancies. Any officer elected or appointed by the Board may be removed, with or without cause, at any time by the Board. Any vacancy in an office of the Board shall be filled by the Board. An officer may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice.

(d) Chairman. Unless provided otherwise by a resolution adopted by the Board, the Chairman of the Board shall preside at meetings of the Members and Board; shall see that all orders and resolutions of the Board are carried into effect; may execute all documents, agreements, and instruments on behalf of the Company; may maintain records of and certify proceedings of the Board and Members; and shall perform such other duties as may from time to time be prescribed by the Board.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(e) Vice Chairman. The Vice Chairman shall, in the absence or disability of the Chairman, perform the duties and exercise the powers of the Chairman and shall perform such other duties as the Board or the Chairman may from time to time prescribe.

(f) Secretary. The Secretary shall attend all meetings of the Board and of the Members and shall maintain records of, and whenever necessary, certify all proceedings of the Board and of the Members. The Secretary shall keep the required records of the Company, when so directed by the Board or other person or persons authorized to call such meetings, shall give or cause to be given notice of meetings of the Members and of meetings of the Board, and shall also perform such other duties and have such other powers as the Chairman or the Board may prescribe from time to time.

(g) Delegation. Unless prohibited by the Board, an officer appointed by the Board may delegate in writing some or all of the duties and powers of such person’s management position to other persons. Unless prohibited by the Managing Member, an officer appointed by the Managing Member may delegate in writing some or all of the duties and powers of such person’s management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

(h) Compensation. Officers of the Board shall receive such compensation as may be determined from time to time by the Board. All other officers shall receive such compensation as may be determined from time to time by the Managing Member.

5.6 Limitation of Liability; Indemnification of Managers and Officers.

(a) No Manager or officer of the Company (including the Managing Member) shall be personally liable to this Company or its Members for monetary damages for a breach of fiduciary duty by such Manager, officer or Managing Member; provided that this provision shall not eliminate or limit the liability of a Manager, officer or Managing Member for an act or failure to act in a manner that constitutes any of the following: (i) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Manager, officer or Managing Member has a material conflict of interest; (ii) a violation of criminal law, unless the Manager, officer or Managing Member had reasonable cause to believe that his, her or its conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the Manager, officer or Managing Member derived an improper personal profit; or (iv) willful misconduct. It is the intention of the Members to limit or eliminate the personal liability of the Managers, officers and Managing Member to the greatest extent permitted under South Dakota law. If amendments to South Dakota law are passed after this provision becomes effective which authorize limited liability companies to act to further limit or eliminate the personal liability of the managers, officers or managing members of a limited liability company, then the liability of the Managers, officers and Managing Member shall be limited or eliminated to the greatest extent permitted by South Dakota law, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

alleged liability of any Manager, officer or Managing Member for or with respect to any acts or omissions occurring prior to such amendment or repeal.

(b) The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, each present and former Manager, officer or Managing Member relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if the Manager, officer or Managing Member (or former Manager, officer or Managing Member) was a party to the proceeding in the capacity of a Manager, officer or Managing Member of the Company (which reasonable expenses including reasonable attorneys’ fees may be paid as incurred). Notwithstanding the foregoing provisions, the Company shall not indemnify, defend, save harmless, or pay all judgments and claims against, and reasonable expenses of, a Manager, officer or Managing Member (or former Manager, officer or Managing Member) under this provision where such judgments and claims or proceedings arise out of or are related to matters for which a Manager, officer or Managing Member (or former Manager, officer or Managing Member) is personally liable under Section 5.6(a) hereof.

(c) The Company may purchase and maintain insurance on behalf of any person in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the person against the liability.

5.7 Member Compensation; Expenses; Loans

(a) Except as otherwise provided in a written agreement approved by the Board, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as otherwise approved by or pursuant to a policy approved by the Board, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company.

(b) Any Member or Affiliate may, with the consent of the Board, lend or advance money to the Company. If any Member or Affiliate shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member or Affiliate shall be repayable out of the Company’s cash and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Board for loans to its most creditworthy commercial borrowers, plus up to four percent (4%) per annum as agreed upon by the Board and the Member, and on such other terms and conditions no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

(c) Gevo or its Affiliates may, pursuant to the terms and conditions of the Joint Venture Agreement, lend or advance money to the Company. If Gevo shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

due from the Company. The amount of any such loan or advance by Gevo or its Affiliates shall be repayable out of the Company’s cash. Except as expressly provided in the Joint Venture Agreement, neither Gevo nor its Affiliates shall be obligated to make any loan or advance to the Company.

5.8 Contracts with Managers, Officers, Managing Member or their Affiliates.

(a) No contract or transaction between the Company and a Manager, officer, or the Managing Member or their Affiliate or between the Company and any other entity in which a Manager, officer or the Managing Member or their Affiliate has a material financial interest shall be void or voidable or require the Manager, officer or the Managing Member to account to the Company and hold as trustee for it any profit or benefit derived therefrom solely for this reason, or solely because the Manager, officer or the Managing Member is present at or participates in the Board meeting at which the contract or transaction is authorized, if (i) the material facts as to the contract or transaction and as to the Manager’s, officer’s or the Managing Member’s material financial interest are fully disclosed or known to the Board, and (ii) the Board determines that the terms of the contract or transaction are commercially reasonable and no less favorable to the Company than could be obtained from an unaffiliated third party and authorizes, approves or ratifies the contract or transaction in good faith by a majority vote, but the interested Manager or Managers are not counted in determining the presence of a quorum and must not vote.

(b) No contract or transaction involving the sale or delivery of corn between the Company and a Manager, officer or the Managing Member or their Affiliate or between the Company and any other entity in which a Manager, officer or the Managing Member or their Affiliates have a material financial interest shall be void or voidable or require the Manager, officer or the Managing Member to account to the Company and hold as trustee for it any profit or benefit derived therefrom solely for this reason, or solely because the Manager, officer or the Managing Member is present at or participates in the Board meeting at which or pursuant to which the contract or transaction is authorized or approved, notwithstanding the fact that the standard of Section 5.8(a) was not met, provided that the terms of the contract or transaction are or were commercially reasonable and no less favorable to the Company than could be or could have been obtained from an unaffiliated third party.

SECTION 6

MEMBERS

6.1 Members; Rights or Powers Generally.

(a) As of the date of this Agreement, the Members of the Company are the Persons who were members of the Company immediately prior to the Effective Date as shown on the books and records of the Company. The Board shall cause the books and records of the Company to be amended from time to time as Transfers occur or as additional Units are issued and additional Members are admitted to the Company in accordance with this Agreement.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(b) Additional persons may, upon the approval of the Board, become Members of the Company: (i) by submitting a completed subscription agreement to subscribe for Units in the Company upon the terms and conditions as may be set forth in the subscription agreement, which shall include a representation and warranty that the representations and warranties required of all Members in this Agreement are true and correct with respect to such Person, and the acceptance thereof by the Company, (ii) by meeting any and all requirements of membership established in or pursuant to this Agreement, (iii) by submitting an executed counterpart signature agreeing to be bound by this Agreement, (iv) by submitting payment of the purchase price for the number of Units subscribed for in the subscription agreement, in accordance with the terms of the subscription agreement, and (v) upon being admitted as a Member by the Board; or in any other manner authorized in or pursuant to this Agreement. The Board may refuse to admit any Person as a Member in its sole discretion.

(c) Transferees of Units may become Members as provided in Section 10.7 hereof

(d) Other than the right to elect Managers to the Board, no Member, other than a Member acting in his, her or its capacity as the Managing Member or an officer of the Board or as an officer of the Company, has any right or power to take part in the management or control of the Company or its business and affairs. No Member other than the Managing Member or a Member acting in his, her or its capacity as an officer of the Board or as an officer of the Company, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except with the prior written consent of the Board.

(e) No Member shall have any voting right except with respect to those matters requiring a Member vote or approval as specifically provided for in this Agreement or as otherwise required by the Act.

6.2 Member Classes, Requirements and Voting.

(a) Classes Generally; Membership. The Company shall have four classes of Members: Class A Members, Class B Members, Class C Members and Class G Members. The voting rights of the Class A, Class B, Class C and Class G Members are identical, except as otherwise set forth in this Agreement, and that Members vote separately by class on all matters that come before a vote of the Members other than the election of Managers and where this Agreement provides for a vote of a specified class of Members. Only Persons who hold 25,000 or more Class A Units and who meet the other qualifications, requirements and conditions established herein or pursuant hereto (including Section 2.2) are eligible to become and be Class A Members. Only Persons who hold 12,500 Class B Units are eligible to become and be Class B Members. If any Class A Member becomes ineligible to hold Class A Units, then at the option of the Board of Managers the Class A Units held by such Class A Member may be converted into an equal number of Class B Units. Failure of any Class Member to own the required minimum number of Units shall result in the automatic termination of membership of such Person, without further notice or action by the Company, and such Person shall become and be a

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

non-member Unit Holder, with no rights other than those financial rights with respect to the class of Units owned by such Person immediately prior to such termination as provided for in and subject to this Agreement, as further described in Section 6.4 hereof. Termination of Membership due to failure to own the required minimum number of Units for that class of Units shall not be a basis for conversion to Class B Units. Notwithstanding Section 9 hereof, the Board shall have authority to decrease the minimum number of Units required to be a Member of a particular class without the requirement of an amendment of this Agreement.

(b) Voting. Except with respect to the election of Managers, which will be elected by all Members without regard to class, Members shall be entitled to vote separately as a class on any other matters coming to a vote of the Members as specifically provided by this Agreement or as required by the Act. Voting separately by class means that the Members within each class must consent to or approve the action being voted upon by the quantum of consent or approval required by this Agreement. To the extent a majority of the classes entitled to vote on any matter approve such matter in the manner described in the immediately preceding sentence, such matter shall be deemed approved by all classes entitled to vote thereon. Members within a class are entitled to one vote for each Unit held of such class. With respect to the election of Managers, each Member may cast one vote for each Unit held, regardless of class. Members shall elect Managers to the Board of Managers as provided in Section 5.3(a)(iii) of this Agreement. On those matters specifically identified in this Agreement as requiring the approval or consent of a Majority in Interest of the Members, voting separately by class or of a specified class, the Members shall take action by the affirmative vote of a Majority in Interest of the Members voting separately by class, or by the affirmative vote a Majority in Interest of the Members of the specified class, as the case may be. With respect to the election of Managers and on all other matters to be voted upon by the Members, Members shall take action by the affirmative vote of the Members holding a majority of the Units present, either in person, by proxy or by written ballot, at a duly held meeting of the Members at which a quorum is present for the transaction of business, voting without regard to class with respect to the election of Managers, and voting separately by class on all such other matters. Members may also take action in a written vote on any matter this Agreement specifically authorizes seeking Member approval by a written vote.

6.3 Member Meetings.

(a) Place and Manner of Meeting. All meetings of Members shall be held at such time and place, within or without the State of South Dakota, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Presence in person, or by proxy or written ballot, shall constitute participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully convened.

(b) Conduct of Meetings. All meetings of the Members shall be presided over by the Chairman. All meetings of the Members shall be conducted in general accordance with the most recent edition of Roberts’ Rules of Order, or such other rules and procedures as may be determined by the Board in its discretion.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(c) Annual Meeting. The annual meeting of the Members for the transaction of all business which may come before the meeting shall be held on a date determined by the Board. Failure to hold the annual meeting at the designated time shall not be grounds for dissolution of the Company.

(d) Special Meetings. Special meetings of the Members may be called at any time by the Board, the Chairman, the Managing Member or by the Secretary upon the request of Members holding 10% or more of the Units then held by all Members. Such request shall state the purpose or purposes of such meeting and the matters to be acted upon at the special meeting.

(e) Notice. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 15 nor more than 60 days before the date of the meeting either personally or by mail, by or at the direction of the Board, Managing Member, Chairman or Secretary calling the meeting, to each Member entitled to vote at the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member’s address as it appears on the records of the Company, with postage thereon prepaid. If the purpose of the meeting is to consider any item requiring Member approval in Section 5.1(c) hereof, removal of a Manager, or an amendment of this Agreement under Section 9 hereof, then the notice shall state such purpose, identify such Manager (if applicable), and a summary of the transaction to be considered or a verbatim statement of the amendment to be considered must accompany the notice.

(f) Quorum. At any annual or special meeting of the Members, the holders of twenty five percent (25%) of the total number of Units entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum necessary for the transaction of business. The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of Members leaving less than a quorum, subject to the consent and approval requirements of this Agreement regarding Member actions. The registration shall be verified by the Secretary and shall be reported in the minutes of the meeting.

(g) Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof or in order to make a determination of Members for any other proper purpose, the Board may provide that the record books shall be closed for a stated period not exceeding 15 days. If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for a period not exceeding 15 days immediately preceding such meeting. In lieu of closing the record books, the Board may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 60 days and in the case of a meeting of Members, not less than 15 days prior to the date of which the particular action requiring such determination of Members is to be taken. If the record books are not closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is mailed, as the

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of record books and the stated period of closing has expired.

(h) Proxies. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. A proxy shall be considered filed with the Company when received by the Company at its executive offices, unless later revoked. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

6.4 Termination of Membership.

A Member may not be expelled, provided that the failure of a Member to comply with the membership requirements established in, or pursuant to authority granted by, this Agreement shall result in the termination of membership of such Person. The membership of a Member in the Company shall terminate upon the occurrence of events described in this Agreement or as otherwise provided for in the Act, including resignation and withdrawal. In the event a Person ceases to be a Member without having transferred all of the Units owned by such Person, such Person shall lose all voting rights and shall be considered merely an assignee of the financial rights associated with the Units held by such Person, having only the rights of an unadmitted assignee. Such Person shall remain subject to the applicable provisions of this Agreement with respect to such financial rights. Such Person shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, shall not be entitled to vote on any matters reserved to the Members, and shall not have any of the other rights of a Member under this Agreement or of a member under the Act. Further, such Person shall not have the right to Transfer such Person’s Units except by means of a Permitted Transfer in accordance with the provisions of Section 10 herein.

6.5 Continuation of the Company.

The Company shall not be dissolved upon the occurrence of any event which is deemed to terminate the continued membership of a Member. The Company’s affairs shall not be required to be wound up. The Company shall continue without dissolution.

6.6 No Obligation to Purchase Member’s Interest; Redemption of Class C Preferred Units

(a) No Member whose membership in the Company terminates, nor any transferee of such Member, shall have any right to demand or receive a return of such terminated Member’s Capital Contributions or to require the purchase or redemption of the Units owned by such terminated Member other than as set forth in Section 6.6(b) below. The other Members and the Company shall not have any obligation to purchase or redeem the Units or Capital Contributions of any such terminated Member or transferee of any such terminated Member. No

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

Member whose membership has terminated shall be entitled to receive a distribution in complete redemption of the fair value of the Units or Capital Contributions of such Person (except as provided in Section 12 hereof following a Dissolution Event), notwithstanding any provisions of the Act or any other provision of law. As a material part of the consideration for continuing or becoming a Member of the Company, each Member hereby waives any right, and expressly agrees that it intends for this provision to negate any entitlement to receive a distribution in complete redemption of the fair value of Units or Capital Contributions of such Member upon an event that terminates the membership of such Member which, in the absence of the provisions in this Agreement, it would otherwise be afforded by the Act.

(b) The Company shall have the right at any time at the discretion of the Board to redeem any Class C Preferred Unit for a cash purchase price equal to the initial Capital Contribution paid with respect to such Class C Preferred Unit being redeemed plus accrued and unpaid dividends thereon on the third, fifth, seventh and tenth anniversary of the date such Class C Preferred Unit was purchased; provided, however, that the cash utilized to redeem Class C Preferred Units in any Fiscal Year shall not exceed the Net Cash Flow distributable to the Redfield Parties with respect to such Fiscal Year (exclusive of Tax Distributions pursuant to Section 3.4(c) hereof).

6.7 Waiver of Dissenters Rights.

Except for those transactions or events for which waiver of dissenters rights is expressly prohibited by the Act, each Member hereby waives and agrees not to assert any dissenters’ rights under the Act.

SECTION 7

UNIT CERTIFICATES

7.1 Certificates For Units.

Certificates representing Units of the Company shall be in such form as determined by the Board, The Chairman or Vice Chairman and the Secretary or assistant Secretary of Board shall sign the certificates. All certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the certificate has been issued shall be entered on the books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificate is surrendered and canceled by the Company.

7.2 Transfer of Certificates.

Transfer of certificates of the Company shall be made pursuant to this Agreement and only by the holder of record thereof or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by the holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Company, and upon surrender of the certificate to the Company for cancellation. The Person in whose name the Certificate appears on the books of the Company is deemed to be the owner thereof for all purposes.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

7.3 Loss or Destruction of Certificates.

In case of loss or destruction of any certificate, another certificate may be issued in its place upon proof of such loss or destruction, and upon the holder of the certificate giving a satisfactory bond of indemnity to the Company and to the transfer agent and registrar, if any, of such certificate, in such amount as the Board may provide.

7.4 Certificate Regulations.

The Board have the power and authority to make such further rules and regulations, not inconsistent with this Agreement and the statutes of the State of South Dakota, as it may deem expedient concerning the issue, transfer, conversion and registration of certificates of the Company, including the appointment or designation of one or more transfer agents and one or more registrars. The Company may act as its own transfer agent and registrar.

7.5 Legends.

The Board may place one or more legends on the certificates representing the Units to indicate restrictions on transfer, registration requirements, or other restrictions or obligations contained herein.

SECTION 8

ACCOUNTING, BOOKS AND RECORDS

8.1 Accounting, Books and Records.

(a) The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP, consistently applied; provided, that the financial provisions in this Agreement relating to Capital Contributions, Profits and Losses, distributions and Capital Accounts shall be construed and determined in accordance with this Agreement without regard to whether such provisions are inconsistent with GAAP. The books and records shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The books and records of the Company shall include and the Company shall maintain at its principal executive office all of the following:

(i) SCHEDULE A to this Agreement (which SCHEDULE A is hereby incorporated into this Agreement), which shall include a current list of the full name and last known business or residence address of each Unit Holder set forth in alphabetical order, the Capital Contributions and Units of each Unit Holder (including the amount of cash and description and statement of the agreed value of any other property or services relating to such Capital Contributions), the amount and value of any Capital Contributions which any Member or potential Member has agreed to make pursuant to a contribution agreement or a contribution allowance agreement (including the time or times at which or events the happening of which such Capital Contributions are to be made or, in the case of a

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

contribution allowance agreement, such right to contribute lapses). SCHEDULE A shall be amended from time to time as Transfers occur or as additional Units are issued and as additional Members are admitted to the Company in accordance with this Agreement;

(ii) The full name and business address of each Manager;

(iii) A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(iv) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(v) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(vi) Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years;

(vii) The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years; and

(viii) The required records and information required under the Act, to the extent not included in 8.1(a)(i)-(vii) above.

(b) The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board or Managing Member may, without any further consent of the Unit Holders (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.

8.2 Reports.

(a) In General. The Managing Member shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b) Periodic and Other Reports. The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Unit Holder’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied, and, subject to Section 1.11 hereof, such other reports as any Member may reasonably request from time to time; provided that, if the Managing Member so determines within thirty (30) days thereof, such other reports shall be provided at such requesting Member’s sole cost and expense.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(i) As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year and at such time as distributions are made to the Unit Holders pursuant to Section 12 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

(ii) As soon as practicable following the end of the first three fiscal quarters of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such fiscal quarter), an unaudited balance sheet of the Company as of the end of such fiscal quarter and the related unaudited statements of operations and cash flows for such fiscal quarter and for the fiscal year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s fiscal quarter and the fiscal quarter just completed.

8.3 Tax Matters.

(a) Generally. The Managing Member shall have the power and authority, upon the consent of the Board (except as such Board consent is specifically NOT required herein or in the GLE Consulting and Management Agreement) and without any further consent of the Unit Holders being required, to:

(i) cause the Company to make or revoke any and all elections for federal, state, local and foreign tax purposes, including an election pursuant to Code Section 754,

(ii) extend the statute of limitations for assessment of tax deficiencies against the Unit Holders with respect to adjustments to the Company’s federal, state, local or foreign tax returns;

(iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and

(iv) file any tax returns and execute any agreements or other documents relating to or affecting such returns, agreements or documents, including agreements or other documents that bind the Unit Holders with respect to tax matters.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

The Board of Managers shall designate the Managing Member to act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and —2 or any similar provision under state or local law.

(b) Tax Information. Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.

8.4 Delivery to Members and Inspection.

(a) Upon the written request of any Member for purposes reasonably related to the interest of that Person as a Member, the Managing Member shall cause the Company to deliver to the requesting Member, at the expense of the Company, a copy of the Company’s most recent annual financial statement and its most recent federal, state, and local income tax returns and reports.

(b) Each Member (or, in the case of Section 8.4(b)(i) below, his, her or its designated representative) has the right, upon reasonable written request for purposes reasonably related to the interest of the Person as a Member and for proper purposes, to:

(i) Inspect and copy during normal business hours any of the Company records described in Sections 8.1(a)(i) through (viii);

(ii) Obtain from the Company true and full information regarding the current state of the Company’s financial condition, subject to normal changes or adjustments arising after, or following the end of, the period covered by such information; and

(iii) Obtain other information regarding the Company’s affairs or inspect during ordinary business hours other books and records of the Company as is just and reasonable relating to his, her or its interest as a Member.

(c) The rights granted to a Member pursuant to this Section 8.4 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time by the Board, and to the provisions of Section 1.11 hereof, to the extent not inconsistent with the Act. Unadmitted assignees of Units shall not have the right to information regarding the Company afforded Members hereunder or by the Act.

SECTION 9

AMENDMENTS

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

9.1 Amendments.

(a) Amendments to this Agreement may be proposed by the Board, the Managing Member or by the request of Members holding 20% or more of the Units then held by all Members. Following approval of any such proposal by the Board, the Board shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Board shall include in any such submission a recommendation as to the proposed amendment. The Board shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto only if approved by a Majority in Interest of the Members, voting separately by class.

(b) Notwithstanding Section 9.1(a) hereof:

(i) Except as provided in Section 2.2 for authorizations and designations of additional classes or series of Units and changes in numbers of authorized Units, this Agreement shall not be amended without the approval or consent of each Unit Holder adversely affected if such amendment would modify the limited liability of a Unit Holder, or the voting rights of a Unit Holder or his, her or its interest in Profits, Losses, other items, or any distributions;

(ii) A provision of this Agreement that requires the approval or consent of a specified percentage in interest of the Members or any class(es) or series thereof may not be amended without the affirmative vote of Members holding at least the specified percentage of the Units then held by all Members, or of the Units of the specified class(es) or series of Units then held by all Members; and

(iii) This Section 9 shall not be amended without the consent of all Members.

SECTION 10

TRANSFERS

10.1 Restrictions on Transfers.

No Transfer of Units shall be valid except as otherwise specifically permitted by this Section 10 of this Agreement. It is the intent of this Agreement that (i) the tax status of the Company be the same as for a partnership, (ii) this Company preserve its partnership tax status by complying with Section 1.7704-1, et seq., and any amendments thereto, and (iii) to the extent possible, this Agreement shall be read and interpreted to prohibit the free transferability of Units. In addition, any provision of this Agreement notwithstanding, no Transfer of Units or any Interest, beneficial, of record or otherwise in any Units shall be made directly or indirectly to any Gevo Competitor.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

10.2 Permitted Transfers.

(a) No Transfer of Units shall be binding on this Company without the approval of the Board nor until such Transfer shall have been entered in the books and records of this Company. The Board may adopt a Unit Transfer Policy to further implement the provisions of this Section 10. The Board shall not approve, and the Company shall not recognize for any purpose, any purported Transfer of Units unless and until the provisions, conditions and restrictions set forth in this Section 10 (including Section 10.3 hereof) and of any Unit Transfer Policy adopted by the Board have been satisfied. Any Transfer approved by the Board and satisfying the provisions, conditions and restrictions set forth in this Section 10 (including Sections 10.2 and 10.3 hereof) shall be referred to in this Agreement as a “Permitted Transfer”. Notwithstanding the foregoing, a Member may pledge or otherwise encumber all or any portion of its Units as security for the payment of debt, provided that any subsequent foreclosure or transfer to the secured party in lieu of foreclosure shall be considered a Transfer for all purposes of this Agreement.

(b) Following a Permitted Transfer, the Units held by the transferee shall remain subject to the Transfer restrictions set forth in this Section 10.

10.3 Conditions to Permitted Transfers.

A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied:

(a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(b) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(c) Except in the case of a Transfer of Units involuntarily by operation of law, either (a) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (b) the transferor provides an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Board, to the effect that (i) such Transfer is exempt from

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

all applicable registration requirements, (ii) such Transfer will not violate any applicable laws regulating the Transfer of securities and (iii) such Transfer will not cause the Company to become subject to reporting requirements under the applicable provisions of the Securities Exchange Act of 1934, as amended.

(d) Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Board, to the effect that such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

(e) Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Board, to the effect that such Transfer will not cause the Company to be deemed to be a “publicly-traded limited partnership” under applicable provisions of the Code.

(f) Unless otherwise approved by the Board, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Board and the transferor Member, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. In determining whether a particular proposed Transfer will result in a termination of the Company, counsel to the Company shall take into account the existence of prior written commitments to Transfer made pursuant to this Agreement and such commitments shall always be given precedence over subsequent proposed Transfers.

(g) No notice or request initiating the procedures contemplated by Section 10.3 may be given by any Member after a Dissolution Event has occurred. No Member may Transfer all or any portion of its Units after a Dissolution Event has occurred.

The Board shall have the authority to waive any legal opinion or other condition required in this Section 10.3.

10.4 Transfer of Class G Units. A proposed transfer by Gevo of Class G Units will be considered a Permitted Transfer for purposes of this Agreement if Gevo has provided to the Board of Managers evidence reasonably satisfactory to them […***…].

10.5 Prohibited Transfers.

(a) Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Board, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Company.

*Confidential Treatment Requested

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(b) In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.6 Rights of Unadmitted Assignees.

Unless admitted as a substitute Member pursuant to Section 10.7 hereof, a Person who acquires Units shall only be entitled to allocations and distributions with respect to such Units in accordance with this Agreement, and shall not have any right to any information or accounting of the affairs of the Company, and shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Class A, Class B or Class C Member under the Act or this Agreement. In addition, the Units held by such Person shall continue to be subject to the restrictions on Transfer provided for in this Section 10.

10.7 Admission of Substituted Members.

A transferee of Units (whether as a result of a Permitted Transfer or otherwise) may be admitted as a substitute Member only upon satisfaction of each of the following conditions:

(a) The transferee acquired its Units by means of a Permitted Transfer;

(b) The transferee meets all requirements of membership established in or pursuant to this Agreement (including Section 2.2 and 6.2(a) hereof), and such admission is approved by the Board which approval may be given or withheld in the sole and absolute discretion of the Board;

(c) The transferee of Units (other than, with respect to clauses (i) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Members (and, in the case of clause (ii) below, the transferor Member), (i) accept and adopt the terms and provisions of this Agreement, including this Section 10, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Units.

(d) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Units; and

(e) Except in the case of a Transfer involuntarily by operation of law, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Members reasonably deems necessary or

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of South Dakota or any other state or governmental authority.

10.8 Representations Regarding Transfers; Legend.

(a) Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Units and will not in the future make a market in Units, (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, it will not Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person agrees to be bound by this Section 10.8(a) and to Transfer such Units only to Persons who agree to be similarly bound.

(b) Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of Units hereunder is made as principal for such Member’s own account and not for resale or distribution of such Units. Each Member further hereby agrees that the Board may placed the appropriate legends under applicable federal and state securities laws or this Agreement upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Units or membership in this Company, including the following legend:

The Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation, or assignment as set forth in the Second Amended and Restated Operating Agreement and agreed to by each Member. Said restriction provides, among other things, that no Units may be transferred without first obtaining the approval of the Board of Managers, and that no vendee, transferee, assignee, or endorsee of a Member shall have the right to become a substituted Member without the consent of the Company’s Board of Managers, which consent may be given or withheld in the sole and absolute discretion of the Board of Managers.

10.9 Distributions and Allocations in Respect of Transferred Units.

If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Section 10, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and adopted from time to

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

time by the Board. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Board may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all distributions may be made to the Person who, according to the books and records of the Company, was the Member of the Units on the last day of such Fiscal Year. Neither the Company nor any Unit Holder shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.9, whether or not the Unit holders or the Company has knowledge of any Transfer of any Units. The Members acknowledge that the method and convention designated by the Board constitutes an agreement among the partners within the meaning of Regulations Section 1.706-1.

SECTION 11

MERGERS AND OTHER EXTRAORDINARY TRANSACTIONS

11.1 Acknowledgement.

The Unit Holders acknowledge that the financial provisions of this Agreement, including provisions relating to Capital Contributions, Profit and Loss Allocations, Distributions and Winding Up collectively represent their desired sharing of the financial obligations and entitlements with respect to their Units.

11.2 Sharing of Consideration.

If the terms of a merger or other extraordinary transaction to which the Company is a party do not provide each Unit Holder with a financial interest in the surviving entity that is substantially similar to the financial interest of such Unit Holder in this Company immediately before the transaction, the value of the consideration received shall be divided among the Unit Holders in the same manner as a comparable amount of net liquidation proceeds would be distributed pursuant to Section 12 of this Agreement. This shall not be construed to prevent issuance of differing forms of consideration to different groups of Unit Holders to the extent allowed by law.

SECTION 12

DISSOLUTION AND WINDING UP

12.1 Dissolution Events.

(a) Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

(i) The affirmative vote of each Manager and a Majority in Interest of the Members to dissolve, wind up, and liquidate the Company; or

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

(ii) The entry of a decree of judicial dissolution pursuant to the Act.

(b) The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

12.2 Winding Up.

Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Unit Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Unit Holders until such time as the Property has been distributed pursuant to this Section 12.2 and the Certificate have been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 12.10 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a) First, to creditors (including Managers and Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made

(b) Second,

(i) if the Dissolution Event occurs prior to the commencement of the Gevo Economic Period:

(1) to the Unit Holders who hold Class C Preferred Units an amount, when combined with the prior distributions pursuant to Section 4.1(a) of this Agreement equals a ten percent (10%) annual, cumulative, non-compounding return on such holders initial Capital Contribution calculated like interest using the average daily balance of such holders Capital Contribution over the time period in question;

(2) Third, to the holders of the Class C Preferred Units an amount equal to the initial Capital Contribution made by such holder with respect to the Class C Preferred Units held by such person which have not previously been redeemed pursuant to Section 6.6(b) hereof;

(3) Fourth, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts, after

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

giving effect to all contributions, distributions and allocations for all periods; and

(4) Thereafter, to the holders of Class A Units and Class B Units in proportion to their Units.

(ii) if the Dissolution Event occurs after the commencement of the Gevo Economic Period, to Gevo in proportion to the Gevo Percentage Interest and to the Redfield Parties in proportion to the Redfield Percentage Interest. The portion of the distribution made to the Redfield Parties shall in turn be subject to the provisions of Section 12.2(b)(i) above.

If any assets of the Company are distributed in kind, such assets, after appraisal by a third party selected by the Board of Managers, shall be deemed to have been sold at a price equal to the appraised value. Any hypothetical gain or loss shall be allocated to the Members pursuant to the provisions of Section 3 hereof.

12.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.

In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 12 to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704- 1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Section 12 may be:

(a) Distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 12.2 hereof; or

(b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.

12.4 Deemed Distribution and Recontribution.

Notwithstanding any other provision of this Section 12, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its Property and liabilities to a new limited liability company in exchange for an interest in such new company, and immediately thereafter, the Company will be deemed to liquidate by distributing such interest in the new company to the Unit Holders.

12.5 Rights of Unit Holders.

Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Unit Holders.

12.6 Notice of Dissolution/Termination.

(a) Upon the occurrence of a Dissolution Event, the Board shall, within thirty (30) days thereafter, provide written notice thereof to each of the Unit Holders, and the Board may notify its known claimants and/or publish notice as further provided in the Act.

(b) Upon completion of the distribution of the Company’s Property as provided in this Section 12, the Company shall be terminated, and the Liquidator shall cause the filing of a Certificate of Dissolution in accordance with the Act and shall take all such other actions as may be necessary to terminate the Company.

12.7 Allocations During Period of Liquidation.

During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 12.2 hereof (the “Liquidation Period”), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

12.8 Character of Liquidating Distributions.

All payments made in liquidation of the interest of a Unit Holder in the Company shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.

12.9 The Liquidator.

(a) Definition. The “Liquidator” shall mean a Person appointed by the Board, provided that such Person must be approved by at least one Gevo Appointed Manager, to oversee the liquidation of the Company. The Liquidator may be the Board or a committee of

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

three or more Managers appointed by the Board, provided that any such committee shall include at least one Gevo Appointed Manager.

(b) Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 12 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c) Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by acts or omissions that are not in good faith or involve negligence, fraud, intentional misconduct or a knowing violation of law, or for a transaction from which the Liquidator or its officer, director, agent or employee derived an improper personal benefit.

12.10 Form of Liquidating Distributions.

For purposes of making distributions required by Section 12.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

SECTION 13

DISPUTE RESOLUTION

If a dispute arises out of or relates to this Agreement, or the performance or breach thereof, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Thereafter, any remaining unresolved controversy or claim arising out of or relating to this Agreement, or the performance or breach thereof, shall be settled by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as modified by this Section 13; PROVIDED, that this Section 13 shall not require use of the American Arbitration Association Only that such Rules as modified by this Section 13 shall be followed); and PROVIDED FURTHER, that arbitration shall not be required for allegations involving breach of contract, violations of state or federal securities laws, breach of fiduciary duty or other misconduct by the Company. The arbitration shall be conducted in the State of South Dakota. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court having competent jurisdiction. The parties shall (i) agree upon and appoint as the arbitrator a retired former trial Judge in South Dakota; (ii) direct the arbitrator to follow substantive rules of law and the Federal Rules of Evidence; (iii) allow for the parties to conduct discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 60 days; (iv) require the testimony to be

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

transcribed; and (v) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The cost and expense of the arbitrator and location costs shall be borne equally by the parties to the dispute. All other costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section 13 shall be borne by the party incurring such cost and expense. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.

SECTION 14

MISCELLANEOUS

14.1 Notices.

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company and the Unit Holders:

(a) If to the Company, to the address determined pursuant to Section 1.4 hereof;

(b) If to the Unit Holders, to the address set forth on record with the company;

14.2 Binding Effect.

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

14.3 Construction.

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

14.4 Time.

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

14.5 Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

14.6 Severability.

Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. Notwithstanding the foregoing, if such illegality or invalidity would be to cause any Member to lose the material benefit of its economic bargain, then the Members agree to negotiate in good-faith to amend this Agreement in order to restore such lost material benefit.

14.7 Incorporation by Reference.

Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

14.8 Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

14.9 Governing Law.

The laws of the State of South Dakota shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

14.10 Waiver of Jury Trial.

Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

14.11 Counterpart Execution.

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

14.12 Specific Performance.

Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

* * * * * * * * * * * * * * * * * * * * * * * * * *

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the day first above set forth.

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

ADDITIONAL MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, pursuant to Sections 6.1 and/or 10.6 of the Second Amended and Restated Operating Agreement of Redfield Energy, LLC, of which this signature page is a part, in consideration of and as a condition to the undersigned’s being admitted as a Member and acquiring Units in Redfield Energy, LLC, the undersigned hereby executes and enters into this Second Amended and Restated Operating Agreement as an additional Member, as of              , 2011 or, if later, the effective date of the undersigned’s acquisition of Units and admission as a Member pursuant to this Second Amended and Restated Operating Agreement. By execution of this Additional Member Signature Page and on such date, the undersigned hereby becomes a party to this Second Amended and Restated Operating Agreement and agrees to be bound in all respects by the terms and conditions of this Second Amended and Restated Operating Agreement on and after such date.

Date Signed:

Individuals:

(Signature)	(Signature of joint investor)

(Print name)	(Print name of joint investor)

Entities:

(Print name of entity)

(Signature)

(Print name of authorized signatory)

(Print title of authorized signatory)

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

SCHEDULE A

List of Unit Holders

Names and Addresses of Unit Holder	Form of Contribution	Amount (Agreed Value) of Contribution	Date of Acceptance of Contribution	Number of Units	Effective Date of Issuance of Units

Redfield Energy, LLC	Second Amended and Restated Operating Agreement

SCHEDULE B

Percentage Interests*

Gevo Percentage Interest:     %

Redfield Percentage Interest:     %

TOTAL 100%

*	Percentages subject to change over time based on the Performance Level achieved by the Facility.

(This page intentionally left blank)